AS CONFIDENTIALLY SUBMITTED TO THE SECURITIES AND EXCHANGE
COMMISSION AND SUBJECT TO COMPLETION ON DECEMBER 21, 2021.

Preliminary Offering Circular, Dated [   ], 2021

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

PART II

OFFERING CIRCULAR

GenesisAI Corporation

201 SE 2nd Ave., Miami, Florida 33131
+1 (617) 922-4131, www.genesisai.io

We are offering 14,930,090 shares of Class A Common Stock, including up to 4,479,027 Shares of Class A Common Stock to be sold by selling stockholders and including up to 3,773,682 bonus shares, on a “best efforts” basis.

We and the selling stockholders are offering a minimum of approximately 1,488 shares of Class A Common Stock and a maximum of 11,156,408 shares of Class A Common Stock. We are offering up to 14,930,090 shares of our Class A Common Stock, of which 11,156,408 shares will be sold at a fixed price of $6.72 per share and up to 3,773,682 shares be offered as bonus shares for no additional payment to certain qualified investors, subject to a maximum of 70% of gross proceeds on a pro rata basis with the selling stockholders (the “Primary Offering”). The selling stockholders are offering up to 4,479,027 shares of our Class A Common Stock, of which 3,346,922 shares will be sold at a price of $6.72 per share and up to 1,132,105 may be offered as bonus shares for no additional payment to certain qualified investors, subject to a maximum of 30% of gross proceeds on a pro rata basis with the Primary Offering (the “Secondary Offering”). Both the Primary Offering and Secondary Offering will be conducted as a single “Tier 2 Offering” under Regulation A (the “Offering”). The Primary Offering and Secondary Offering will occur simultaneously. The Primary Offering will be conducted on a “best-efforts” basis, which means our directors and officers will use their commercially reasonable best efforts in an attempt to offer and sell the shares. Our directors and officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the directors and officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. The Secondary Offering will be conducted by the selling stockholders in coordination with us and our agents, and we will not receive any of the proceeds from the Secondary Offering. We will bear all costs, expenses and fees in connection with the qualification or registration of the shares of Class A Common Stock being offered in the Secondary Offering, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of their shares of Class A Common Stock. See “Securities Being Offered” for a description of our Class A Common Stock.

The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), as broker-dealer of record, to perform broker-dealer, administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Dalmore will receive a 1% commission, a one-time advance payment for out of pocket expenses equal to $5,000, and a consulting fee of $20,000, payable by the company to Dalmore. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Offering Circular.

The Offering will terminate on the earlier of: (i) such time as the Board of Directors decides that it is in our best interest to terminate the Offering prior to the completion of the sale of at least $10,000 of Class A Common Stock; (ii) such time as $75,000,000.00 of our Class A Common Stock is sold; (iii) [insert date that is one year from date of qualification] if the minimum amount of $10,000 of Class A Common Stock has not been sold; or (iv) [insert date that is three years from date of qualification]. Funds for the shares will be deposited into escrow with [ ] until a minimum of $10,000 of Class A Common Stock has been sold. In the event we do not sell a minimum of $10,000 of Class A Common Stock by [insert date that is one year from date of qualification], escrowed funds will be promptly returned to investors without interest or deduction. In the event that a minimum of $10,000 of Class A Common Stock is sold by [insert date that is one year from date of qualification], we will close on those funds received and promptly issue the Class A Common Stock.

We may hold a series of closings at which we and the selling stockholders receive the funds from the escrow agent and issue the shares to investors. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us and the selling stockholders for securities sold by us and the selling stockholders, respectively, and if the minimum offering amount has been reached, we and the selling stockholders will have access to these funds even if they do not cover the expenses of this Offering. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

The Class A Common Stock is not listed on any national securities exchange or in the over-the-counter inter-dealer quotation system.

	Price to Public		Underwriting Discount and Commissions(2)	Proceeds to Company(3)	Proceeds to Other Persons(4)
Per Share:	$6.72	(1)	$0.07	$6.65	$6.65
Maximum Offering Amount:	$75,000,000.00		$750,000.00	$51,975,000.00	$22,275,000.00

(1)	Does not include any effective discounts to the price per share due to the inclusion of “bonus shares” in this Offering to qualified investors. See the “Plan of Distribution” section of this Offering Circular for a more detailed description of the bonus share allocation.

(2)	The company has engaged Dalmore as broker-dealer of record, to perform broker-dealer, administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Dalmore will receive a 1% commission. This table does not include a one-time advance payment for out of pocket expenses equal to $5,000, and a consulting fee of $20,000, payable by the company to Dalmore. See “Plan of Distribution” for details.

(3)	Maximum aggregate gross proceeds in this Offering to the Company in the Primary Offering will be $52,500,000.00. The amounts in this column do not include legal, accounting, broker-dealer or other expenses of this offering, which are estimated at approximately $914,750 for a fully-subscribed offering, not including state filing fees. See “Plan of Distribution”.

(4)	Maximum aggregate gross proceeds in this Offering to the selling stockholder in the Secondary Offering will be $22,500,000.00. See “Plan of Distribution – Selling Stockholders”.

The purchase of the securities offered through this Offering Circular involves a high degree of risk. You should carefully read the entire Offering Circular, including the section entitled “Risk Factors” beginning on page 5 before buying any Class A Common Stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

The approximate date of commencement of proposed sale to the public is [                    ]

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this Offering Circular prepared by us or to which we have referred you. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Offering Circular is an offer to sell only the Class A Common Stock offered hereby under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date, regardless of the time of delivery of this Offering Circular or any sale of Class A Common Stock.

For investors outside the United States: We have not done anything that would permit this Offering or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this Offering and the distribution of this Offering Circular.

We are responsible for the disclosure in this offering circular, including disclosure regarding industry data. Certain industry data and market data included in this Offering Circular were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. Our estimates presented herein are based upon our review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. The market data used in this Offering Circular involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys that is included in this Offering Circular is reliable and we take responsibility for the disclosure in this offering circular. The industry in which we operate is subject to risks due to a variety of important factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

This Offering Circular may contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Offering Circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us.

i

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Class A Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to GenesisAI Corporation, a Delaware corporation.

On September 29, 2021, we completed a 10-for-1 forward stock split of our outstanding common stock. References to number of shares of our common stock, including the shares offered in this Offering, shares to be issued upon the conversion or exercise of certain convertible securities, and other future issuances, have given effect to this split.

Our Company

Overview

We have developed GenesisAI, an artificial intelligence, or AI, protocol and platform that enables different AI systems to communicate with each other, exchange data, and trade services. On top of this protocol, we are building an online marketplace for AI products and services. The marketplace will connect companies in need of AI services, data, and models with companies interested in monetizing their AI technology. We provide the web platform that will facilitate the offer and sale of a variety of low-cost advanced AI services. Our platform helps to make machine-learning AI technology more accessible and affordable for companies, governments, and other organizations around the world.

With the GenesisAI protocol, we envision a completely different world. The GenesisAI protocol will allow anybody to upload an AI service to the GenesisAI network. Under this system, AI becomes a globally accessible resource. Anyone can utilize its technological benefits, or become an agent in its development. Our existing AI applications help investors and traders find investment opportunities and save time doing investment research. GenesisAI will maximize the functionality and accuracy rate of AI models through cross-provider transfer learning, enabling multiple AI applications to exchange data and trade services.

Our AI protocol and platform and related online marketplace are not yet fully developed and to date we have not generated any revenues from our operations.

The Market

Artificial intelligence is growing rapidly. According to an April 2021 report by Transparency Market Research, the market for AI is estimated to grow to approximately $2.8 trillion by 2030. This revolutionary technology is becoming a part of many aspects of the internet and the global economy, including investing, trading, and social media. In our opinion, large companies are investing tens of billions of dollars into AI. But issues plaguing the AI industry are plentiful. For years, AI tools have been developed and operated in silos, created within a single company, or for a single purpose, without any means of exchanging data with each other, or learning from other developers. This has made it difficult to create synergistic AI applications. Furthermore, in our opinion, developers have had no easy way to monetize the technology that they have developed.

Based on our experience in this industry, currently AI development is hindered by two fundamental problems:

●	AI development is expensive.

●	It is our belief that Independent AI developers can neither easily monetize nor coordinate their capabilities with other AI developers to satisfy end users’ machine-learning needs.

In our opinion, the AI market today is fragmented and dominated by large, oligopolistic tech companies, which may charge inflated prices for their AI services. We believe the number of AI developers is very limited. There is no easy way for independently-developed AIs to exchange data, trade services, learn from each other, or expand their own capabilities. Most companies cannot afford to hire their own team of AI engineers to create in-house AIs, nor do they have enough technical capabilities to use open-source application programming interfaces, or APIs, to purchase and integrate the specific AI services that they need. Moreover it is often difficult to judge the quality of independently-developed AIs because of the lack of credible reputation systems. Companies and others operating on a lean budget may face high-risk decisions when choosing which AIs to use.

While some open-source APIs are currently available on GitHub and elsewhere on the Internet such as on Google’s TensorFlow, they are sometimes hard to use and difficult to integrate even with technical expertise. Companies may need to spend tens of thousands of dollars simply to allow different AI capabilities to coordinate. We are democratizing access to the independent AI developers by wrapping their AI code in an easily accessible AI API. The common protocol will help reduce the cost of AI work by increasing the total supply of accessible AI services. The ease of using wrapped AIs empowers even people without technical expertise to reach their goals with the power of sophisticated AI. No or limited engineering work is required in order to use the AI technologies on GenesisAI. Our protocol enables AI developers to coordinate and end users to find and use the best outsourced AI programs to suit their needs and budgets.

Our Product

GenesisAI Artificial Intelligence Platform

The GenesisAI protocol and platform enables different AI systems to communicate with each other, exchange data, and trade services. On top of this protocol the GenesisAI platform will host an online marketplace for AI products and services. The marketplace will connect companies in need of AI services, data, and models with companies interested in monetizing their AI technology. Initially the platform focused on the asset management. We plan to generate revenues through the collection of a percentage of the transaction proceeds for transactions performed through our web platform. We expect that our web platform transaction fee will initially be 30%. We have not generated any revenues from our operations.

Competition

Our competitors include RapidAPI and SingularityNET. We believe we are different in that not only are we connecting buyers and sellers of AIs with each other, but our protocol also enables multiple AI products to work together seamlessly (e.g., a speech recognition program and a translation program working together to produce speech translation). We believe that these distinctions could give us a unique edge in providing potentially higher quality AI products and services and increased functionality.

Customer Base

We plan to operate as a marketplace. While there is no assurance that our software providers and user base will be large enough for us to reach profitability, we do not anticipate that we will be dependent on one or a few major customers or suppliers. On the supply side, we have over 15 agreements with AI companies and individuals who are interested in deploying their AI tool on our marketplace. On the demand side, we have over 1,300 individual registered users and companies.

History of the Business and/or Founders

Our expert advisors have achieved two multi-billion-dollar exits, and include a former Dean of MIT Engineering, and professors of the Harvard computer science department and Harvard Business School.

Corporate Information

We presently maintain our principal office at 201 SE 2nd Ave., Miami, Florida 33131.  Our telephone number is (617) 922-4131.  We maintain a website at www.genesisai.io/.  Information available on our website is not incorporated by reference in and is not deemed a part of this Offering Circular.

The Offering

Securities Being Offered	Maximum of 11,156,408 shares of Class A Common Stock ($75.0 million), plus up to 3,773,682 bonus shares to be offered to qualified investors.

● Of the 11,156,408 shares of Class A Common Stock available in this Offering, up to 7,809,486 shares are being offered by the Company. The Company may offer up to 2,641,578 additional shares as bonus shares. See “Plan of Distribution” section for details.

● Of the 11,156,408 shares of Class A Common Stock available in this Offering, up to 3,346,922 shares are being offered by existing stockholders. The selling stockholders may offer up to 1,132,105 additional shares as bonus shares. See “Plan of Distribution – Selling Stockholder” section for details.

Offering Price per Share	$6.72 per share.

Minimum Number of Shares Offered	Approximately 2,976 shares of Class A Common Stock of which approximately 1,488 may be offered as bonus shares. No purchases of Class A Common Stock will be consummated until the minimum amount of shares is sold. Until such time as the minimum amount of shares is sold, the proceeds of such sales will be kept in a segregated escrow account with our escrow agent. If the minimum amount of shares being offered hereby is not sold prior to the expiration of this Offering, all proceeds will be delivered to the purchasers of Class A Common Stock without interest.

Minimum Investment Amount	The minimum investment amount per investor is $497.72

Investment Amount Restrictions	Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Number of Shares Outstanding Before the Offering	17,396,880 shares of Class A Common Stock and 27,080,000 shares of Class B Common Stock as of the date of this Offering Circular.

Number of Shares Outstanding After the Offering if All the Shares Being Offered are Sold	A total of 27,847,943 shares of Class A Common Stock and 22,820,445 shares of Class B Common Stock will be issued and outstanding after this Offering is completed if all the shares being offered are sold.

Risk Factors	Investing in our Class A Common Stock involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our Class A Common Stock.

Use of Proceeds	We intend to use the net proceeds of this Offering for mergers and acquisitions (although no specific candidates or type of candidates have been identified and no acquisition negotiations have occurred), sales and marketing, research and development, and working capital and other general corporate purposes. Pending such uses, we will invest the proceeds of the offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States. See “Use of Proceeds” section for details.

Termination of the Offering	The Offering will terminate on the earlier of: (i) such time as the Board of Directors decides that it is in our best interest to terminate the Offering prior to the completion of the sale of at least $10,000 of Class A Common Stock; (ii) such time as $75,000,000.00 of our Class A Common Stock is sold; (iii) [insert date that is one year from date of qualification] if the minimum amount of $10,000 of Class A Common Stock has not been sold; or (iv) [insert date that is three years from date of qualification]

The number of shares of Class A Common Stock to be outstanding after this Offering does not include:

●	3,528,140 shares of Class A Common Stock underlying outstanding options to our officers, directors, employees and consultants pursuant to the GenesisAI Corporation 2018 Stock Incentive Plan, as amended, or the Stock Incentive Plan or the Plan; and

●	15,000,000 shares of Class A Common Stock that may be issued under the Plan, including the shares of Class A Common Stock underlying outstanding options and shares of restricted stock previously granted to our officers, directors, employees and consultants pursuant to the Plan.

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Class A Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Class A Common Stock, if any, could decline, and you may lose all or part of your investment.

Risks Related to the Company’s Business and Industry

Our auditors’ report includes a going concern paragraph.

Our financial statements include a going-concern qualification from our auditors, which expresses doubt about our ability to continue as a going concern. We have operated at a loss since inception. Our ability to operate profitably is dependent upon, among other things, obtaining additional financing for our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that take into consideration the uncertainty of our ability to continue operations.

GenesisAI is an early-stage startup, and that comes with the typical risks of a company at this stage.

GenesisAI is an early-stage startup, which comes with the typical risks of a company at this stage. Relevant risks include unstable revenues in the initial phase of revenue creation, due to external developments in the addressed market, and new competitor entrance. This condition will limit our ability to pay dividends until we reach financial stability.

Any valuation at this stage is difficult to assess.

Any valuation at this stage is difficult to assess. The valuation for the offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

We have a small team and our future success depends on the ability of the core team to recruit key personnel.

We have a small team and our future success depends on the ability of the core team to recruit key personnel to face a sustainable scaling effort. Job market conditions may affect our ability to recruit the talent we need to add new skills and competences in our company. In addition to full-time employee and full-time contractors, GenesisAI has part-time team members who are putting a limited number of hours in GenesisAI. This might hinder our ability to grow fast.

We are dependent on general economic conditions.

We are dependent on general economic conditions. Potential customers may be less willing to invest in innovation and forward-looking improvements if they are facing an economic downturn. This may temporarily reduce our market size. Furthermore, a global crisis might make it harder to diversify.

Intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue growth and increasing or maintaining profitability.

Intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue growth and increasing or maintaining profitability. The business of cloud software solutions is competitive, and we expect it to become increasingly competitive in the future. We may also face competition from large Internet companies, any of which might launch or launched its own cloud-based business communications services or acquire other cloud-based business communications companies in the future.

Our ability to succeed depends on how successful we will be in our fundraising effort.

Our ability to succeed depends on how successful we will be in our fundraising effort. We plan to diversify fund-raising beyond this campaign, in order to use resources to build the necessary tech and business infrastructure to be successful in the long-term. In the event of competitors being better capitalized than we are, that would give them a significant advantage in marketing and operations.

Voting control will be given to a small number of shareholders.

Investors in the Company will have only a minority of voting rights in corporate matters requiring shareholder approval, including the election of directors, major changes to our company governance documents, expanding employee option pools, or actions including mergers, consolidation, asset sales and other major actions requiring stockholder approval. Our majority shareholder and sole executive officer and director, Mr. Archil Cheishvili, makes all major decisions regarding the Company. As a minority shareholder and a signatory to any potential proxy agreements for voting, you will not have a say in these decisions.

Future fundraising may affect the rights of investors.

Future fundraising may affect the rights of investors. In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

The Company may never receive a future equity financing or undergo a liquidity event such as a sale of the Company or an IPO, and you may not be able to sell any shares that you purchase in this Offering.

The Company may never receive a future equity financing, or undergo a liquidity event such as a sale of the Company or an IPO. If a liquidity event occurs such as a sale of the Company or an IPO, the purchasers could be left holding Company securities in perpetuity. The Company’s securities have numerous transfer restrictions and will likely be highly illiquid, with potentially no secondary market on which to sell them. The securities have only a minority of voting rights and do not provide the ability to direct the Company or its actions.

Our future success depends on the efforts of a small management team.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Major health epidemics, such as the outbreak caused by a coronavirus (COVID-19), and other outbreaks or unforeseen or catastrophic events could disrupt and adversely affect our operations, financial condition, and business.

Major health epidemics, such as the outbreak caused by a coronavirus (COVID-19), and other outbreaks or unforeseen or catastrophic events could disrupt and adversely affect our operations, financial condition, and business. The United States and other countries have experienced and may experience in the future, major health epidemics related to viruses, other pathogens, and other unforeseen or catastrophic events, including natural disasters, extreme weather events, power loss, acts of war, and terrorist attacks. For example, there was an outbreak of COVID-19, a novel virus, which has spread to the United States and other countries and declared a global pandemic. The global spread of COVID-19 has created significant volatility and uncertainty in financial markets. There is significant uncertainty relating to the potential impact of COVID-19 on our business. The extent to which COVID-19 impacts our current capital raise and our ability to obtain future financing, as well as our results of operations and financial condition, generally, will depend on future developments which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken by governments and private businesses to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 continue for an extensive period of time, our business, results of operations, and financial condition may be materially adversely affected.

The market for cloud software solutions is subject to rapid technological change, and we depend on new product and service introductions in order to maintain and grow our business.

The market for cloud software solutions is subject to rapid technological change, and we depend on new product and service introductions in order to maintain and grow our business. We operate in an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop, manufacture, and sell new and enhanced cloud software solutions products and services that provide higher levels of performance and reliability at lower cost. If we are unable to develop new services that address our customers’ needs, to deliver our applications in one seamless integrated product offering that addresses our customers’ needs, or to enhance and improve our services in a timely manner, we may not be able to achieve or maintain adequate market acceptance of our services. Our ability to grow is also subject to the risk of future disruptive technologies. Access and use of our services is provided via the cloud, which, itself, has been disruptive.

Failure to comply with laws and contractual obligations related to data privacy and protection could have a material adverse effect on our business, financial condition and operating results.

Failure to comply with laws and contractual obligations related to data privacy and protection could have a material adverse effect on our business, financial condition and operating results. We are subject to the data privacy and protection laws and regulations adopted by federal, state and foreign governmental agencies. Data privacy and protection is highly regulated and may become the subject of additional regulation in the future. Privacy laws restrict our storage, use, processing, disclosure, transfer and protection of personal information, including credit card data, provided to us by our customers as well as data we collect from our customers and employees. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Should this occur, we may be subject to fines, penalties and lawsuits, and our reputation may suffer. We may also be required to make modifications to our data practices that could have an adverse impact on our business.

Inability to protect our proprietary technology would disrupt our business.

Inability to protect our proprietary technology would disrupt our business. We rely, in part, on trademark, copyright, and trade secret law to protect our intellectual property in the United States and abroad. Although we operate and promote an open-source environment, we have secrets that require us to protect certain software, documentation, and other written materials under trade secret and copyright law, which afford only limited protection. Any intellectual property rights we obtain may not be sufficient to provide us with a competitive advantage, and could be challenged, invalidated, infringed or misappropriated. We may not be able to protect our proprietary rights in the United States or internationally (where effective intellectual property protection may be unavailable or limited), and competitors may independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any patent of ours. We attempt to further protect our proprietary technology and content by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of our proprietary rights or the rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management time and resources and could have a material adverse effect on our business, financial condition, and operating results. Any settlement or adverse determination in such litigation would also subject us to significant liability.

Third parties might infringe upon our technology.

Third parties might infringe upon our technology. We cannot assure you that the steps we have taken to protect our property rights will prevent misappropriation of our technology. To protect our rights to our intellectual property, we rely on a combination of trade secrets, confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners and others. We may be unable to detect inappropriate use of our technology. Failure to adequately protect our intellectual property could materially harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending any technology rights could result in significant financial expenses and managerial resources.

Third parties may claim that our services infringe upon their intellectual property rights.

Third parties may claim that our services infringe upon their intellectual property rights. Third parties may assert that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them and subject us to expensive and disruptive litigation. In addition, we incorporate licensed third-party technology in some of our products and services. In these license agreements, the licensors have agreed to indemnify us with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right so long as we have not made changes to the licensed software. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims and lawsuits, even if not meritorious, could be expensive and time consuming to defend; divert management’s attention and resources; require us to redesign our products, if feasible; require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies; and/or may materially disrupt the conduct of our business.

We are required to indemnify our officers and directors.

Under Delaware law, our charter documents and certain indemnification agreements, we may be obligated to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. If we were called upon to indemnify an officer or director, then the portion of our available funds expended for such purpose would reduce the amount otherwise available for our business. This indemnification obligation and the resultant costs associated with indemnification may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Under certain conditions, we may agree to indemnify customers, investors, underwriters, placement agents and other third parties, which exposes us to substantial potential liability.

Our contracts with customers, investors and other third parties may include indemnification provisions under which we agree to defend and indemnify them against claims and losses arising from alleged infringement, misappropriation, or other violation of intellectual property rights, data protection violations, breaches of representations and warranties, damage to property or persons, or other liabilities arising from our products or solutions. In addition, we have agreed to indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs, resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings to the extent they are based upon (i) a breach of our broker-dealer agreement with Dalmore, (ii) our wrongful acts or omissions, or (iii) this Offering. Although we attempt to limit our indemnity obligations, an event triggering our indemnity obligations could give rise to multiple claims involving multiple customers or other third parties. We may be liable for up to the full amount of the indemnified claims, which could result in substantial liability or material disruption to our business or could negatively impact our relationships with customers or other third parties, reduce demand for our products and solutions, and adversely affect our business, financial condition, and results of operation.

The market size for AI services may be smaller than we have estimated.

The public data regarding the market for AI services may be incomplete. Therefore some of our estimates and judgments are based on various sources which we have not independently verified and which potentially include outdated information, or information that may not be precise or correct, potentially rendering the market size for AI services smaller than we have estimated, which may reduce our potential and ability to increase revenue. Although we have not independently verified the data obtained from these sources, we believe that such data provide the best available information relating to the present market for AI services, and we often use such data for our business and planning purposes.

We may depend on a limited number of software providers for our service to function adequately. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the market.

We may depend on a limited number of third-party software providers in order for our software services to function adequately. Most of our agreements with suppliers are not long-term and typically only secure suppliers’ software services for at most a one-year term. The termination of our supplier relationships or an adverse change in the terms of these arrangements could have a negative impact on our business. Our suppliers’ failure to perform satisfactorily or handle increased orders or the loss of our existing suppliers, especially our key suppliers, could disrupt our services or reduce their functionality, cause us to lose sales, incur additional costs and/or expose us to other issues. In turn, this could cause us to lose credibility in the market and damage our relationships with our users, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business, financial condition or results of operations could be negatively impacted.

Our business may face risks of fee non-payment, users may seek to renegotiate existing fees and contract arrangements, and users may not accept price increases, which could result in loss of users, fee write-offs, reduced revenues and decreased profitability.

In some cases, our business may be engaged by users who are experiencing or anticipate experiencing financial distress or are facing complex challenges, are engaged in litigation or regulatory or judicial proceedings, or are facing foreclosure of collateral or liquidation of assets. This may be true in light of general economic conditions; lingering effects of past economic slowdowns or recession caused by the novel coronavirus; or business- or operations-specific reasons. Such users may not have sufficient funds to continue operations or to pay for our services. With respect to bankruptcy cases, bankruptcy courts have the discretion to require us to return all, or a portion of, our fees.

We may receive requests to discount our fees for our services and to agree to contract terms relative to the scope of services and other terms that may limit the size of an engagement or our ability to pass through costs. We consider these requests on a case-by-case basis. We may routinely receive these types of requests and expect this to continue in the future. In addition, our users and prospective users may not accept rate increases that we put into effect or plan to implement in the future. Fee discounts, pressure not to increase or even decrease our rates, and less advantageous contract terms could result in the loss of users, lower revenues and operating income, higher costs and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on our results of operations. There is no assurance that significant user engagements will be renewed or replaced in a timely manner or at all, or that they will generate the same volume of work or revenues or be as profitable as past engagements.

Computer malware, viruses, hacking, phishing attacks and spamming that could result in security and privacy breaches and interruption in service could harm our business and our customers.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, computer hacking and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future. Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Efforts to prevent hackers from entering our systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and services and technical infrastructure may harm our reputation, brand and our ability to attract users. Any significant disruption to our internet-based software platform or internal computer systems could result in a loss of users and could adversely affect our business and results of operations.

We may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our platform is unavailable when users attempt to access it or it does not load as quickly as they expect, users may seek other services.

Our platform is highly technical and complex and may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our code may only be discovered after the code has been deployed. Any errors, bugs or vulnerabilities discovered in our code after deployment, inability to identify the cause or causes of performance problems within an acceptable period of time or difficultly maintaining and improving the performance of our platform, particularly during peak usage times, could result in damage to our reputation or brand, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results.

We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

We may be unable to generate significant revenues and may never become profitable.

We generated no revenue for the six months ended June 30, 2021 and June 30, 2020 and for the years ended December 31, 2020 and 2019 and do not currently have any recurring sources of revenues, making it difficult to predict when we will be profitable. We expect to incur significant research and development costs for the foreseeable future. We may not be able to successfully market our products and services in the future that will generate significant revenues. In addition, any revenues that we may generate may be insufficient for us to become profitable.

If we fail to maintain proper and effective internal and disclosure controls, our ability to produce accurate financial statements and other disclosures on a timely basis could be impaired.

We may err in the design or operation of our controls. In addition, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

We may in the future discover areas of our internal controls over financial reporting that need improvement. If additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results. In addition, the market price of our stock price could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources and could lead to substantial additional costs for accounting and legal fees.

We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. If we are not able to conclude that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion that our internal controls over financial reporting are effective investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price, and we could be subject to sanctions or investigations by SEC or other regulatory authorities. Failure to remediate any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems, could also restrict our future access to the capital markets.

We have broad discretion over the use of proceeds from securities offerings.

The Company’s management will have broad discretion with respect to the application of net proceeds received by the Company from the sale of securities and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Company’s other issued and outstanding securities from time to time. For example, if we were to acquire a company with the proceeds of this offering, the acquired company could fail to be profitable, and therefore could cause us to incur significant losses. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Corporation’s business or cause the price of the Corporation’s issued and outstanding securities to decline.

We could be adversely affected if we are unable to renegotiate equity agreements with our employees and advisors. In addition, we may be adversely affected by negotiations if such negotiations are not in line with our business plan and financial condition and we may not be able to pass on our cost increases by means of adjusting the contractual rates we charge users, which may affect our operating results.

Our negotiations regarding equity agreements with our employees and advisors are not always in line with our business plan. Consequently, the results of the negotiations would adversely affect us.  Additionally, we might not be able to pass on cost increases due to the renegotiation of equity agreements to the fees we charge our users, and this could have a material adverse effect on our business.

Risks Related to Ownership of our Class A Common Stock and our Class A Common Stock

The structure of our Common Stock has the effect of concentrating voting control with our officers and directors, and their affiliates; this will limit or preclude your ability to influence corporate matters.

We are authorized to issue two classes of Common Stock, Class B Common Stock and Class A Common Stock, and six classes of Preferred Stock: Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, and Series A-6 Preferred stock (the “Series A Preferred Stock”). Class A Common Stock is entitled to one vote per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to ten votes on any such matter. Each share of Series A Preferred Stock and Class A Common Stock has one vote on an as-converted basis on all matters for which the holders of Common Stock vote at an annual or special meeting of stockholders or act by written consent, and as otherwise required by law.  In this Offering, we are offering shares of Class A Common Stock. Our sole executive officer and director, Mr. Archil Cheishvili, owns 100%, or 27,080,000 shares, of our outstanding Class B Common Stock, which amounts to 270,800,000 votes. Prior to the commencement of this Offering, there are expected to be 17,396,880 shares of Class A Common Stock outstanding representing voting power of 17,396,880 votes, and 3,688,700 shares of Series A Preferred Stock outstanding representing voting power of 3,688,700 votes, and therefore a total number of votes of both classes of our Common Stock and our Series A Preferred Stock of 291,885,580 votes. As a result, Mr. Cheishvili controls approximately 92.8% of the voting power before this Offering. Following this Offering, taking into consideration both the shares of Common Stock expected to be offered hereby and the expected issuance of 8,916,640 shares of voting Preferred Stock as a result of the trigger of the conversion of outstanding SAFEs by this Offering, even if 100% of the shares of Mr. Cheishvili and newly-issued shares of Class A Common Stock being offered are sold, Mr. Cheishvili will retain controlling voting power in the Company based on having approximately 76.3% of all voting rights. This concentrated control will limit or preclude your ability to influence corporate matters including significant business decisions for the foreseeable future and could harm the market value of your Common Stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future and could harm the market value of your Common Stock.

There is no public market for the Class A Common Stock being sold in this Offering.

There is no established public trading market for the Class A Common Stock being offered in this Offering, and we do not expect a market to develop. We do not intend to apply for listing of any such Class A Common Stock on any securities exchange or other trading market. Without an active market, the liquidity of the Class A Common Stock will be limited.

This offering is being conducted on a “best efforts” $10,000/$75.0 million minimum/maximum basis and we may not be able to execute our growth strategy if the $75.0 million maximum is not sold.

If you invest in the Class A Common Stock and more than the minimum number of offered shares are sold, but less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our Class A Common Stock on a $10,000/$75.0 million minimum/maximum “best efforts” basis, and we can give no assurance that all of the offered Class A Common Stock will be sold. Our officers, directors and affiliates may, but are not obligated to, purchase Class A Common Stock in the Offering for the explicit purpose of satisfying the minimum offering amount. Any such purchases will be made for investment purposes only, and not with a view toward redistribution. If less than $75.0 million of Class A Common Stock shares offered are sold, we may be unable to fund all the intended uses described in this Offering Circular from the net proceeds anticipated from this Offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by Offering net proceeds. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Plan of Operations” for more information.

The shares sold in this Offering will be offered simultaneously with sales of shares by current stockholders, which may adversely affect our ability to sell all of the shares in the primary offering by us.

The selling stockholders in this Offering may make offers and sales of their shares of up to 30% of the gross proceeds from this Offering, or up to $22.5 million, whichever is less, and may make offers and sales at the same time as the Primary Offering on a 30%/70% pro rata basis with our primary sales. Please see “Plan of Distribution – Selling stockholder”. The Secondary Offering offers or sales will reduce the number of shares that we are able to sell in this Offering to raise funds, which could have a negative impact on our plans to finance our business operations from these funds. In addition, if a market for our stock develops among other current stockholders during this Offering and the market price of the shares is lower than the offering price by us in this Offering, investors may decide to purchase shares from other existing stockholders in the open market rather than from us in this Offering.

The sale of shares by insiders, or even the perception that they may do so, could cause our stock price to decline.

The price of our shares could decline if there are substantial sales of our common stock, particularly by our chief executive officer, Mr. Archil Cheishvili, who is selling the majority of our common stock in the Secondary Offering portion of this Offering. Mr. Cheishvili may sell up to 4,259,555 shares, including bonus shares, which represents approximately 15.7% of his holdings of our common stock and approximately 9.57% of the total outstanding shares of our common stock. The perception in the public market that our sole officer and director wishes to dispose of a significant amount of holdings in our company may have an adverse effect on our stock price and impair our ability to raise additional capital through the sale of securities, should we desire to do so.

You will experience immediate and substantial dilution as a result of this Offering.

As of June 30, 2021, our net tangible book value was approximately $813,292, or approximately $0.02 per share. The price per share of the Class A Common Stock being offered in this Offering is substantially higher than the net tangible book value per share of our common stock ss of June 30, 2021. You will therefore likely suffer substantial dilution with respect to the net tangible book value of the stock you purchase in this Offering. For example, based on the public offering price of $6.72 per share of Class A Common Stock being sold in this Offering, assuming our net tangible book value per share of approximately $0.02 per share as of June 30, 2021 is still our net tangible book value per share, after gross receipts and estimated commissions, discounts, fees and expenses from this offering, if you purchase shares of Class A Common Stock in this Offering and we issue the maximum number of Class A Common Stock including the maximum number of bonus shares, you will suffer immediate and substantial dilution of approximately $5.68 per share with respect to the net tangible book value of the common stock as of June 30, 2021 on a pro forma basis. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

We recently issued an additional 3,688,700 shares of Series A Preferred Stock to the holders of our SAFEs for no additional consideration pursuant to the amendment and conversion of the SAFEs. In addition, one of our selling stockholders will be exercising options to purchase 139,331 shares of Class A Common Stock at $1.106 per share immediately prior to the consummation of this Offering for proceeds of $154,100. In addition, we expect that we will be required to issue 8,916,640 shares of Series A Preferred Stock due to the trigger of the conversion of SAFEs as a result of this Offering for no new consideration. Taking into account these additional shares of capital stock that were issued or expected to be issued immediately upon the closing of this Offering, and the fact that all were sold or will be sold below the price per share you will be paying in this Offering, the dilution in your investment will be greater than that described above and in the section entitled “Dilution” of this Offering Statement. See “Plan of Distribution – Offering Amount and Distribution – Bonus Shares” for details about the terms of the bonus shares offer and “Securities Being Offered – Series A Preferred Stock” for further details about the terms of the Series A Preferred Stock, respectively.

Our potential issuance of bonus shares may result in a discounted offering price being paid by certain investors in this Offering.

Certain investors who satisfy certain criteria may be entitled to bonus shares (effectively a discount) in this Offering. See the “Plan of Distribution” section of this Offering Circular. These bonus shares may immediately dilute the value of your shares. Therefore, the value of shares of investors who pay the full price in this Offering will be diluted by investments made by investors entitled to these bonus shares.

We may entirely or partly reject any attempted investment under our GenesisAI Community Program, if we, in our sole discretion, determine that the investor did not meet the program’s or requested bonus tier’s criteria.

We may reject any attempted investment under our GenesisAI Community Program, or alternatively assign a lower-tier number of bonus shares under the program, if we, in our sole discretion, determine that the investor did not meet the program’s criteria for the requested bonus tier’s bonus shares. Should we determine that an investor failed to meet the program’s or requested bonus tier’s criteria, we or our designated agent will notify the investor of our decision and issue only paid-for shares at our offering price and any bonus shares that we have determined that the investor has qualified for, regardless of the investor’s requested bonus share tier. See “Plan of Distribution – Offering Amount and Distribution – Bonus Shares – Bonus Shares for Participation in the GenesisAI Community Program”.

We reserve the right to restrict the number of investors that may participate in our GenesisAI Community Program or to terminate, cancel or not offer this program at all and related bonus shares offer at any time prior to the expiration of the offering period.

We reserve the right, exercisable at our sole determination at any time prior to the expiration of the offering period, to restrict the number of investors who participate in our GenesisAI Community Program, or to end or cancel the program, and the related bonus shares offer in connection with this offering. We may restrict, cancel, terminate or not offer our GenesisAI Community Program and related bonus shares offer either before or after an investor has ordered shares and attempted to participate in this program. Should we determine to so restrict, terminate, cancel, or not offer the program, we or our designated agent will notify the investor of our decision. retain the investor’s payment and issue paid-for and any bonus shares that we have approved prior to the later of the effective date or announcement of the cancellation or termination of the GenesisAI Community Program at our offering price to the investor only, assuming that the minimum investments amount of $10,000 in aggregate investments has been received. See “Plan of Distribution – Offering Amount and Distribution – Bonus Shares – Bonus Shares for Participation in the GenesisAI Community Program”.

Substantial future sales of our preferred stock or common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The shares of Class A Common Stock offered in this Offering will become legally freely tradable without restriction under the Securities Act of 1933, as amended, or the Securities Act. Sales of substantial amounts of our preferred stock or common stock in the public market after this Offering, or the perception that these sales could occur, could adversely affect the price of our preferred stock or common stock and could impair our ability to raise capital through the sale of additional shares.

Future equity financing may dilute the value of your shares.

The amount of additional financing that the Company may need will depend upon several contingencies not foreseen at the time of this Offering. Each such round of financing (whether from the Company or other investors) is typically intended to provide the Company with enough capital to reach the next major corporate milestone. If the funds are not sufficient, the Company may have to raise additional capital at a price unfavorable to the existing investors. The availability of capital is at least partially a function of capital market conditions that are beyond the control of the Company. There can be no assurance that the Company will be able to predict accurately the future capital requirements necessary for success or that additional funds will be available from any source. Failure to obtain such financing on favorable terms could dilute or otherwise severely impair the value of the investor’s Company securities.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 50,000,000 shares of blank check preferred stock. Of these, we have authorized 13,592,029 shares of Series A Preferred Stock and issued 3,688,700 such shares. We expect to issue an additional 8,916,640 shares of Series A Preferred Stock as a result of the trigger of a conversion provision in an outstanding SAFE as a result of this Offering. Each series of Series A Preferred Stock ranks senior to all Class A Common Stock as to distribution of any asset or property of the Company upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Shares of the Series A Preferred Stock have one vote and vote together with the holders of Common Stock on an as-converted basis on all matters for which the holders of Common Stock vote at an annual or special meeting of stockholders or act by written consent, and as otherwise required by law. Each share of Series A Preferred Stock is convertible, without any payment, into a number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing its original issue price by the applicable conversion price. Any preferred stock that we issue in the future may also rank ahead of our Class A Common Stock in terms of dividend priority or liquidation premiums, may have greater voting rights than our Class A Common Stock, or have similar or greater conversion rights and other rights that the Class A Common Stock does not have. Our current and potential future preferred stock’s conversion provisions allowing those shares to be converted into shares of common stock could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any shares of authorized preferred stock during or after this Offering other than the 8,916,640 shares of Series A Preferred Stock referred to above, there can be no assurance that we will not do so in the future.

The Offering is a fixed price offering and the fixed offering price may not accurately represent our current value or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

The Offering is a fixed price offering, which means that the offering price for our shares of Class A Common Stock is fixed and will not vary based on the underlying value of our assets at any time.  Our board of directors has determined the offering price in its sole discretion without the input of an investment bank or other third party.  The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals.  Therefore, the fixed offering price established for our shares of Class A Common Stock may not be supported by the current value of our company or our assets at any particular time.

We may use the proceeds of this Offering in ways with which you may not agree.

While we currently intend to use the proceeds of this Offering for the purposes described in “Use of Proceeds”, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase our stock price.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Class A Common Stock. Accordingly, investors must be prepared to rely on sales of their Class A Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Class A Common Stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is therefore in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks. Efforts by such short seller or by other short sellers, whether or not they identify themselves as such, may cause precipitating decline in the market price of our common stock, and no assurances can be made that any such effect would be temporary or insignificant.

We will be subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our stockholders receive less information.

We will be required to publicly reports on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company (as defined in the Jumpstart Our Business Startups Act, or JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

If we decide to apply for the quotation of our Common Stock on the OTCQB or OTCQX market, we will be subject to the OTC Market’s Reporting Standards, which can be satisfied in a number of ways, including by remaining in compliance with (i) the SEC reporting requirements, if we elect to become a public reporting company under the Exchange Act, or (ii) Regulation A reporting requirements, if we elect not to become a reporting company under the Exchange Act.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain and retain a listing or quotation of our Class A Common Stock and if the price of our Class A Common Stock is less than $5.00, our Class A Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Class A Common Stock could be negatively affected.

Any trading market for our Class A Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Class A Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Class A Common Stock could be negatively affected.

Other Risks Related to this Offering

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

You should not rely on the fact that our Form 1-A is accessible through the U.S. Securities and Exchange Commission’s EDGAR filing system as an approval, endorsement or guarantee of compliance as it relates to this Offering.

We have the right to end the Offering early.

We may terminate the Offering on the earlier of: (i) such time as the Board of Directors decides that it is in our best interest to terminate the Offering prior to the completion of the sale of at least $10,000 of Class A Common Stock; (ii) such time as $75,000,000.00 of our Class A Common Stock is sold; (iii) [insert date that is one year from date of qualification] if the minimum amount of $10,000 of Class A Common Stock has not been sold; or (iv) [insert date that is three years from date of qualification] Funds for the shares will be deposited into escrow with Prime Trust, LLC until a minimum of $10,000 of Class A Common Stock has been sold. In the event we do not sell a minimum of $10,000 of Class A Common Stock by [insert date that is one year from date of qualification], escrowed funds will be promptly returned to investors without interest or deduction. In the event that a minimum of $10,000 of Class A Common Stock is sold by [insert date that is one year from date of qualification], we will close on those funds received and promptly issue the Class A Common Stock. This means that we may limit the amount of capital we can raise during the offering by ending it early and potentially limit the amount of liquidity of any stock that you purchase in this Offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

●	our dependence upon external sources for the financing of our operations;

●	our ability to successfully and profitably market our products;

●	the acceptance of our products by users;

●	the amount and nature of competition from other competitors;

●	our dependence on a limited number of suppliers;

●	our ability to protect our highly technical and complex internet-based software platform from computer malware, viruses, hacking, phishing attacks and spamming that could result in security and privacy breaches and interruption in service;

●	our ability to obtain and enforce patents and to protect our proprietary technology, others could use our technology to compete with us, which could create undue competition and pricing pressures; and

●	our ability to maintain regulatory approvals and comply with applicable laws and regulations.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

DILUTION

The Company is offering up to 7,809,486 shares of Class A Common Stock at an offering purchase price of $6.72 per share. In addition, up to an aggregate of 2,641,578 shares may be issued as bonus shares for which we will receive no consideration. If we sell all 7,809,486 shares of Class A Common Stock and exercise our discretion to issue up to the maximum of approximately 2,641,578 of these shares as bonus shares, the Company would receive approximately $52,500,000 for 10,451,063 total shares, an effective purchase price per share of approximately $5.02.

Purchasers of our Class A Common Stock in our offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Class A Common Stock and the net tangible book value per share immediately after this Offering.

The net tangible book value of our capital stock as of June 30, 2021 was approximately $813,292, or approximately $ $0.02 per share with 43,637,230 shares outstanding.

After giving effect to the sale of 7,809,486 shares of our Class A Common Stock in our offering at an assumed public offering price of $6.72 per share, issuing our maximum of 2,641,578 additional shares as bonus shares, and adding maximum number of options that will be exercised by one of the insiders to buy class A common stock of 138,850 and after deducting the estimated offering discounts, commissions, fees and expenses payable by us of $689,750.00, our adjusted net tangible book value at June 30, 2021 would have been $52,623,542.00, or approximately $1.04 per share. Assuming maximum offering size with maximum bonus shares, an immediate increase in net tangible book value per share of approximately $1.02 to the existing stockholders, and dilution in net tangible book value per share of approximately $5.68 to new investors who purchase shares in the offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Class A Common Stock based on the foregoing maximum offering assumptions.

Maximum Offering
Assumed public offering price per share	$6.72
Net tangible book value per share at June 30, 2021 with 43,637,230 shares of Common Stock outstanding(1)	$0.02
Adjusted net tangible book value per share after this Offering, including the maximum number of full-price and bonus shares issuable in this Offering, or 50,807,238 shares of Common Stock outstanding(1)	$1.04
Increase in net tangible book value per share to the existing stockholders attributable to this Offering	$1.02
Dilution in net tangible book value per share to new investors, including the maximum number of full-price and bonus shares issuable in this Offering	$5.68

(1)	The share amounts do not take into account all shares of our capital stock expected to be issued and outstanding after this Offering, including shares that were issued since June 30, 2021, and shares expected to be issued upon conversion of outstanding convertible securities prior to or immediately after this Offering. See “Risk Factors – Risks Related to the Company’s Business and Industry – You will experience immediate and substantial dilution as a result of this Offering.” and “Securities Being Offered – Series A Outstanding Preferred Stock” for further details. These issuances may result in an additional amount of dilution to the net tangible book value per share to new investors.

PLAN OF DISTRIBUTION

Offering Amount and Distribution

We and the selling stockholders are together offering a minimum of approximately 1,488 shares and a maximum of 11,156,408 shares of Class A Common Stock in this Offering for a purchase price of $6.72 per share, plus up to 3,773,682 bonus shares to certain qualified investors. Our portion of the Offering consists of 7,809,486 shares at $6.72 per share plus up to 2,641,578 bonus shares. The selling stockholders are offering up to 4,479,027 shares of Class A Common Stock at $6.72 per share, plus up to 1,132,105 bonus shares.

Bonus Shares

We are offering bonus shares (effectively a discount) to qualifying investors in the Offering. Shares of Class A Common Stock will be offered as additional shares to qualified investors who purchase shares in the Offering. Bonus shares may be awarded to investors whose purchases, when aggregated with all other purchases, total less than certain aggregate investment thresholds up to that point in the Offering, and/or who participate in the “GenesisAI Community Program” described below. Up to approximately 3,773,682 total shares of Class A Common Stock may be offered as bonus shares to certain qualified investors.

To receive bonus shares, an investor must invest at least the amount of such investor’s indication of interest. To the extent that we offer bonus shares in this Offering, the bonus shares will be issued on a first-come, first-served basis equably to all investors who meet the criteria described above. The amount of bonus shares actually received by an investor will be based in part upon such investor’s aggregate amount invested, not the amount of the indicated interest, provided that an investor must invest at least his or her indication in order to receive bonus shares. For example: (i) if you indicated $1,000 interest in this Offering and invested $500, you would receive no bonus shares; and (ii) if you indicated $1,000 of interest in this Offering, invested $10,000, and met the further bonus-share criteria described below, you would be qualified to receive up to the number of bonus shares that an investment of $10,000 would be qualified to receive for a $10,000 investment under the applicable bonus program provided that bonus shares remained available for issuance. Once we have issued our maximum of bonus shares, we will not issue any additional bonus shares in this Offering.

Bonus Shares for Aggregate Investment Amounts

Investors who purchase shares of Class A Common Stock in the Offering and whose investments, when aggregated with other investors, are within certain thresholds, will be qualified for a certain amount of bonus shares as follows: The first investments in the Offering that aggregate up to $20 million will be qualified to receive one bonus share for every share purchased.

Bonus Shares for Participation in the GenesisAI Community Program

Investors who have submitted an indication of interest for shares of Class A Common Stock and satisfied the criteria of the “GenesisAI Community Program” in the manner and within the time limit described below will qualify for bonus shares of Class A Common Stock. Qualified investors are those who (1) submitted the “GenesisAI Community Program” form indicating interest in the Offering and (2) satisfied the criteria of the “GenesisAI Community Program” form by providing one or more links to posted social media content on the investor’s social media account that, among other things, promotes the GenesisAI platform and that fully complies with the social media platform’s terms of service. Participants in the GenesisAI Community Program are prohibited by its terms from referring to or promoting this Offering or any other offer or sale of our securities. We will require each participant to confirm that this requirement was satisfied. If the participant declines to confirm that such requirement was met, the participant will become ineligible to be considered a qualified investor for purposes of receiving bonus shares under this program. A qualifying investor may receive as additional bonus shares, either 30%, 20% or 10% of their purchase amount (or three, two or one share for each ten paid-for shares, respectively), depending on whether we assign the investor to one of three tiers based on the strength of the promotional efforts of the investor, as determined within our sole discretion. Up to 1% of investors will be awarded 30% bonus shares; up to 10% of investors will be awarded 20% bonus shares; and up to 35% of investors will be awarded 10% bonus shares. Fractional bonus shares will not be offered or issued and any bonus share amount will be rounded down to the nearest whole share.

We may reject any attempted investment under our GenesisAI Community Program, or alternatively assign a lower-tier number of bonus shares under the program, if we, in our sole discretion, determine that the investor did not meet the program’s criteria for the requested bonus tier’s bonus shares. Should we determine that an investor failed to meet the program’s basic criteria or the requested bonus tier’s criteria, we or our designated agent will notify the investor of our decision and issue only paid-for shares at our offering price and any bonus shares that we have determined that the investor has qualified for at a lower bonus tier, regardless of the investor’s requested bonus share tier.

We reserve the right, exercisable at our sole determination at any time prior to the expiration of the offering period, to restrict the number of investors who participate in our GenesisAI Community Program, or to end or cancel the program, and the related bonus shares offer in connection with this Offering. We may restrict, cancel, terminate or not offer our GenesisAI Community Program and related bonus shares offer either before or after an investor has ordered shares and attempted to participate in this program. Should we determine to so restrict, terminate, cancel, or not offer the program, we or our designated agent will notify the investor of our decision. We will retain the investor’s payment and issue paid-for and any bonus shares that we have approved as of the later of the effective date or announcement of the cancellation or termination of the GenesisAI Community Program at our offering price to the investor only, assuming that the minimum Offering investments amount of $10,000 in aggregate investments has been received.

Broker-Dealer

We have engaged Dalmore Group, LLC, or Dalmore, a broker-dealer registered with the SEC and a member of FINRA, to perform the following broker-dealer, administrative and technology related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services:

●	Review investor information, including KYC, or Know Your Customer, data, AML, or Anti Money Laundering, and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to us whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify us, if needed, to gather additional information or clarification on an investor.

●	Not provide any investment advice nor any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Responsibility for all FINRA 5110 filings and updates.

●	Assessment of selection criteria for online communication channels and review of online communications for compliance with applicable rules.

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, we have agreed to pay Dalmore fees consisting of the following:

●	$5,000 advance payment for out of pocket expenses.

●	$20,000 consulting fee due and payable immediately after FINRA issues a no objection letter.

●	$11,750 for fees to be paid to FINRA.

In addition, we will pay Dalmore a commission equal to 1% of the amount raised in the Offering to support the Offering once the SEC has qualified the Offering Statement and the Offering commences. We estimate that fees due to Dalmore pursuant to the 1% commission would be $750,000 for a fully-subscribed offering. Finally, the total fees that the company estimates that it will pay Dalmore, pursuant to a fully-subscribed offering would be $775,000. These assumptions were used in estimating the fees due in the “Use of Proceeds”.

Escrow Arrangements

Under our Escrow Services Agreement with [ ], or the Escrow Agent, and Dalmore, all funds received from investors to purchase the Class A Common Stock after the qualification of this Offering Circular will be deposited in a non-interest-bearing escrow account, maintained by the Escrow Agent. Until we sell at least $10,000 of Class A Common Stock, all investor funds will be held in such escrow account. If we do not sell at least $10,000 of Class A Common Stock by [insert date that is one year from date of qualification], all funds will be promptly returned to investors without interest or deduction.

As of the qualification of the Offering Statement of which this Offering Circular forms a part, we will have engaged the Escrow Agent to perform the following administrative functions in connection with this Offering in addition to acting as the escrow agent:

●	review the subscription agreements to determine whether all of the necessary information has been obtained from the investors, to determine compliance with the investment limitation requirement, and to perform anti-money laundering checks;

●	contact the investors if necessary to gather additional information or clarification;

●	provide us with prompt notice for subscriptions that cannot be accepted; and

●	transmit the subscription information data to Colonial Stock Transfer Company, Inc., our transfer agent.

Offering Period and Expiration Date

This Offering will start on the date this Offering Circular is declared qualified by the SEC. The Offering will terminate on the earlier of: (i) such time as the Board of Directors decides that it is in our best interest to terminate the Offering prior to the completion of the sale of at least $10,000 of Class A Common Stock; (ii) such time as $75,000,000.00 of our Class A Common Stock is sold; (iii) [insert date that is one year from date of qualification] if the minimum amount of $10,000 of Class A Common Stock has not been sold; or (iv) [insert date that is three years from date of qualification]. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date).

Process of Subscribing

After the Offering Statement has been qualified by the SEC, we will accept tenders of funds to purchase shares. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, or debit card or ACH transfer to the escrow account to be set up by our escrow agent, Prime Trust, LLC (the “Escrow Agent.”) The funds tendered by potential investors will be held by the Escrow Agent in a segregated account exclusively for our benefit. Funds will be transferred to us at each closing. The escrow agreement can be found in Exhibit 8.1 to the Offering Statement of which this Offering Circular is a part.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in us, the funds may be released by the Escrow Agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for our benefit. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, we have not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, we will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the shares of Class A Common Stock being offered, nor approved, endorsed or passed upon the merits of purchasing the shares. Dalmore is not participating as an underwriter and under no circumstance will it recommend our securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Dalmore’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Dalmore in this Offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, we will instruct our transfer agent to issue shares to the investor. The transfer agent will notify an investor when shares are ready to be issued and the transfer agent has set up an account for the investor.

Selling Stockholders

We are qualifying the resale of shares of Class A Common Stock by the selling stockholders named herein. The selling stockholders may make offers and sales of their shares of up to 30% of the gross proceeds from this Offering, or up to $22.5 million if maximum gross proceeds from the Primary Offering are attained. The gross proceeds of this Offering will therefore be split between the Company and the selling stockholder on a pro-rata basis 70% to 30%. At each closing in which the selling stockholders are participating, the selling stockholders will be able to sell 30% of all shares offered up to the total offering amount (as set forth in the table in the section entitled “Selling Stockholders”) of the number of securities being issued to investors. For example, if the Company holds a closing for $1,000,000 in gross proceeds, the Company will issue shares and receive gross proceeds of $700,000 while the selling stockholders may receive up to $300,000 in gross proceeds and will transfer the shares purchased from them as of that closing to investors in this Offering. The selling stockholders will not offer fractional shares and the shares represented by the selling stockholder’s portion will be determined by rounding down to the nearest whole share.

One of the selling stockholders will convert his offered shares from Class B Common Stock into Class A Common Stock prior to participating in any closing. One of the selling stockholders will exercise options and pay for his shares before participating in any closing.

We anticipate that our selling stockholders will sell their shares through Dalmore as broker-dealer. In addition, we anticipate that after qualification of the Offering Statement, the selling stockholders will enter into an irrevocable power of attorney (“POA”) with the Company and an employee of the Company as attorney-in-fact, in which they direct the Company and the attorney-in-fact to take the actions necessary in connection with the offering and sale of their shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Subject to the sale limits described above, the selling stockholders may use any one or more of the following alternative methods when disposing of their shares of Class A Common Stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in underwriting transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also, from time to time, pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this Offering Statement, or under an amendment to this Offering Statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Offering Statement. The selling stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Offering Statement.

In connection with the sale of their Class A Common Stock or interests therein, the selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this Offering Statement, which shares such broker-dealer or other financial institution may resell pursuant to this Offering Statement (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the share less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their shares to be made directly or through agents.

The selling stockholders also may resell all or a portion of his shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

We will not receive any of the proceeds from the resale of shares of Class A Common Stock being offered by the selling stockholders named herein.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the shares of Class A Common Stock to be sold, the names of the selling stockholders, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying offering statement supplement or, if appropriate, a post-qualification amendment.

Investment Amount Limitations

Investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) under the Securities Act, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act. An individual is an accredited investor if he/she meets one of the following criteria:

●	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth;

●	a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year;

●	an individual who holds one of the following licenses in good standing: General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65);

●	a “knowledgeable employee,” as defined in rule 3c5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the Company where the Company would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

●	A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), or the Advisers Act, of a family office meeting the requirements described immediately below and whose prospective investment in the Company is directed by such family office;

An entity other than a natural person is an accredited investor if it falls within any one of the following categories:

●	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

●	a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

●	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under Regulation D;

●	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, and registered investment companies;

●	investment advisers that are either registered with the SEC, registered with a state, or is relying on an exemption from registering with the Commission under section 203(l) or (m) of the Advisers Act;

●	rural business investment companies, as defined in defined in Section 384A of the Consolidated Farm and Rural Development Act;

●	certain limited liability companies with more than $5 million in assets, which have not been formed for the specific purpose of acquiring the securities offered;

●	certain family offices that come within the definition of “family office” in Rule 202(a)(11)(G)–1 under the Advisers Act, have assets under management in excess of $5 million, have not been formed for the specific purpose of acquiring the securities offered, and have their prospective investments be directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

●	certain entities that (i) come within the definition of “family client” in rule 202(a)(11)(G)–1 under the Advisers Act, (ii) are a family client of a family office that itself qualifies as an accredited investor, and (iii) have its investment be directed by the family office; or

●	certain entities owning “investments” in excess of $5 million as defined in rule 2a51–1(b) under the Investment Company Act to include securities; real estate, commodity interests, physical commodities, and non-security financial contracts held for investment purposes; and cash and cash equivalents.

USE OF PROCEEDS

We estimate that we will receive net proceeds before expenses of approximately $51,975,000 if the maximum number of shares of Class A Common Stock being offered by us are sold after deducting the estimated placement agent commissions and offering expenses payable by us and assuming that the selling stockholders sell the maximum amount of shares of Class A Common Stock that they are permitted to sell in this Offering, or 30% of total Offering gross proceeds.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this Offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Secondary Offering Proceeds
Gross Proceeds to Selling Stockholders from the Secondary Offering	$5,625,000	$11,250,000	$16,875,000	$22,500,000

Primary Offering Proceeds
Gross Proceeds from the Primary Offering	$13,125,000	$26,250,000	$39,375,000	$52,500,000
Broker-Dealer Commissions Paid by the Company (1% of Amount Raised in Primary Offering)	131,250	262,500	393,750	525,000
Net Proceeds Before Expenses	$12,993,750	$25,987,500	$38,981,250	$51,975,000

Offering Expenses
Other Broker-Dealer Fees and Expenses	$36,750	$36,750	$36,750	$36,750
Legal & Accounting	70,000	70,000	70,000	70,000
Publishing/EDGAR	5,000	5,000	5,000	5,000
Transfer Agent	12,000	21,000	30,000	41,000
Blue Sky Compliance	12,000	12,000	12,000	12,000
Total Offering Expenses	$135,750	$144,750	$153,750	$164,750

Amount of Offering Proceeds Available for Use	$12,858,000	$25,842,750	$38,827,500	$51,810,250

Uses
Mergers and Acquisitions	$1,000,000	$1,500,000	$2,000,000	$3,500,000
Sales and Marketing	4,964,650	$10,233,169	$15,501,688	$20,269,356
Research and Development	4,964,650	$10,233,169	$15,501,687	$20,269,356
Working Capital and Other General Corporate Purposes	1,928,700	$3,876,412	$5,824,125	$7,771,538
Total Expenditures	$12,858,000	$25,842,750	$38,827,500	$51,810,250

We intend to use the net proceeds from this Offering for potential mergers and acquisitions of other companies or businesses, although no specific candidates or type of candidates have been identified and no acquisition negotiations have occurred; sales and marketing; research and development; and working capital and other general corporate purposes.

The selling stockholders in this Offering may make offers and sales of their shares of up to 30% of the gross proceeds from this Offering, or up to $22.5 million only if the maximum gross proceeds of $75.0 million of this Offering are received, and the selling stockholders may make offers and sales at the same time as the Primary Offering will occur. Therefore, up to 30% of the gross proceeds, or up to $22.5 million, will be allocated to the Secondary Offering and received by the selling stockholders in exchange for the shares of Class A Common Stock that they agree to sell in this Offering. See also “Selling stockholders” and “Plan of Distribution – Selling Stockholders”.

As of the date of this Offering Circular and except as explicitly set forth herein, we cannot specify with certainty all of the particular uses of the net proceeds from this Offering. Pending use of the net proceeds from this Offering as described above, we may invest the net proceeds in short-term interest-bearing investment grade instruments.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

The above description of the anticipated use of proceeds is not binding on us and is merely a description of our current intentions. We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

DESCRIPTION OF BUSINESS

Overview

Artificial intelligence is growing rapidly. This revolutionary technology is becoming a part of many aspects of the internet and the global economy, including investing, trading, and social media. Now, large companies are investing tens of billions of dollars into AI. But issues plaguing the AI industry are plentiful. For years, AI tools have been developed and operated in silos, created within a single company, or for a single purpose, without any means of exchanging data with each other, or learning from other developers. This has made it difficult to create synergistic AI applications. Furthermore, in our opinion, developers have had no way to monetize the technology that they have developed.

With our GenesisAI protocol, we envision a completely different world. The GenesisAI protocol will allow anybody to upload an AI service to the GenesisAI network. Under this system, AI becomes a globally accessible resource. Anyone can utilize its technological benefits, or become an agent in its development. GenesisAI’s existing AI applications help investors and traders find investment opportunities and save time doing investment research. GenesisAI will maximize the functionality and accuracy rate of AI models through cross-provider transfer learning, enabling multiple AI applications to exchange data and trade services.

Our AI protocol and platform and related online marketplace are not yet fully developed and to date we have not generated any revenues from our operations.

Market

According to an April 2021 report by Transparency Market Research, the market for AI is estimated to grow to approximately $2.8 trillion by 2030. According to PwC’s report, “Sizing the Prize: What’s the Real Value of AI for Your Business and How Can You Capitalize?”, PwC estimates $15.7 trillion in potential contributions to the global economy by 2030 from the AI industry. Out of this amount, $6.6 trillion is likely to come from increases in productivity and around $9 trillion is likely to come from consumption-side effects. During the next decade it is estimated that there will be a substantial impact on global GDP from AI: “Up to 26% boost in GDP for local economies from AI by 2030”. According to PwC, all regions of the global economy will experience benefits from AI. The biggest sector gains will be in retail, financial services and healthcare as AI increases productivity, product quality and consumption. The greatest economic gains from AI technology are expected in China (up to 26% GDP boost by 2030) and North America (potential 14% GDP boost). One of the areas that PwC considers to be a high-potential use case is personalized financial planning. This application is one of the focuses of our AI platform: providing AI-powered tools to retail investors to enable them to control their financial future and better plan their investment allocations.

McKinsey and Co.’s “The State of AI in 2020” survey found that “organizations are using AI as a tool for generating value. Increasingly, that value is coming in the form of revenues. A small contingent of respondents coming from a variety of industries attribute 20 percent or more of their organizations’ earnings before interest and taxes (EBIT) to AI. These companies plan to invest even more in AI in response to the COVID-19 pandemic and its acceleration of all things digital.”

Based on our experience in this industry, currently AI development is hindered by two fundamental problems:

●	AI development is expensive.

●	Independent AI developers can neither easily monetize nor coordinate their capabilities with other AI developers to satisfy end users’ machine-learning needs.

In our opinion, the AI market today is fragmented and dominated by large, oligopolistic tech companies, which may charge inflated prices for their AI services. We believe the number of AI developers is very limited. There is no easy way for independently-developed AIs to exchange data, trade services, learn from each other, or expand their own capabilities. Most companies cannot afford to hire their own team of AI engineers to create in-house AIs, nor do they have enough technical capabilities to use open-source application programming interfaces, or APIs, to purchase and integrate the specific AI services that they need. Moreover, we believe it is often difficult to judge the quality of independently-developed AIs because of the lack of credible reputation systems. Companies and others operating on a lean budget may face high-risk decisions when choosing which AIs to use.

While some open-source APIs are currently available on GitHub and elsewhere on the Internet such as on Google’s TensorFlow, they are sometimes hard to use and difficult to integrate even with technical expertise. Companies may need to spend tens of thousands of dollars simply to allow different AI capabilities to coordinate. We are democratizing access to the independent AI developers by wrapping their AI code in an easily accessible AI protocol. The common protocol will help reduce the cost of AI work by increasing the total supply of accessible AI services. The ease of using wrapped AIs empowers even people without technical expertise to reach their goals with the power of sophisticated AI. No or limited engineering work is required in order to use the AI technologies on GenesisAI. Our protocol enables AI developers to coordinate and end users to find and use the best outsourced AI programs to suit their needs and budgets.

Our Solutions

We have developed GenesisAI, an artificial intelligence, or AI, protocol and platform that enables different AI systems to communicate with each other, exchange data, and trade services. On top of this protocol, we are building an online marketplace for AI products and services. The marketplace will connect companies in need of AI services, data, and models with companies interested in monetizing their AI technology. We provide the web platform that will facilitate the offer and sale of a variety of low-cost advanced AI services. Our platform helps to make machine-learning AI technology more accessible and affordable for companies, governments, and other organizations around the world.

By using our services, we expect the public will finally have access to services that are currently out of their reach due to limited resources. When they access the GenesisAI marketplace, they will be able to search for the service they want, and our system is designed to couple them with some existing provider, similar to how Uber matches drivers and riders. The GenesisAI platform will couple them with the service provider, and we anticipate they will rely on our platform to evaluate service quality and choose the most appropriate service from a numerous set of services. On the supply side, independent AI service providers will be able to develop, combine and compete with the large tech companies to capture the AI services market. Our web platform matches unused resources, such as in-house developed AI platforms and open-source Github AI code, with organizations in need of these resources.

GenesisAI itself will use AI-powered technology to match buyers and sellers. This technology will account for users’ past behavior, willingness to pay, and needs. For example, if users recently ordered AI services for speech recognition, they may receive suggestions about similar and complimentary AI services. Moreover, buyers will be able to filter their searches based on their willingness to pay for a particular service, the reviewer’s rating, and on how quickly they want to get the service.

Our goal is to eliminate an oligopolistic system where a few large tech companies hold a strong majority of the AI industry, and we hope to be significantly closer to this vision in five years. If we achieve our vision, we believe GenesisAI has the potential to become one of the most valuable technologies of all time.

GenesisAI Artificial Intelligence Platform

The GenesisAI protocol and platform enables different AI systems to communicate with each other, exchange data, and trade services. On top of this protocol the GenesisAI platform will host an online marketplace for AI products and services. The marketplace will connect companies in need of AI services, data, and models with companies interested in monetizing their AI technology. Initially the platform focused on financial assets management, and its scope has been expanded to cover additional products and services such as analyzing customer reviews. We plan to generate revenues through the collection of a percentage of the transaction proceeds for transactions performed through our web platform. We expect that our web platform transaction fee will initially be 30%. We have not generated any revenues from our operations.

In addition to these services, our platform will broaden to enable the AI interoperability and marketplace services described above in any market sector. For example, a hotel could use an AI provider’s AI to request a summary of customer behavior depending on different variables and recommendations to increase the customer base. The hotel’s AI provider could in turn use another AI provider’s AI to use a service that uses pattern recognition to recognize the hotel’s customer behavior and customer pain points. After receiving the output from the second provider, the first provider could use the input to provide data-rich models of customer behavior and strategies for increasing customer capture and retention.

Our web platform is the beta stage of development and have agreements with over 15 AI supply-side firms who wish to place their technology offerings on our marketplace. We plan to generate revenues through the collection of a percentage of the transaction proceeds for transactions performed through our web platform. We believe that this transaction fee is substantially lower than the marketing costs that our platform users would expect to spend in generating the same transaction volume.

Commercialization

Currently we are focused on developing the product, learning from the users, and increasing the number of users we have on the platform. Our goal is to start commercializing the product once we have enough users to support the commercialization. We plan to have two major sources of revenue. First, we will be charging users monthly subscription fees to use all of our tools on the GenesisAI platform. Second, we expect to earn a 30% commission from marketplace transactions. For example, if a buyer posts a request for an AI service for which he is willing to pay $10,000 to the service provider, then GenesisAI would earn a 30% commission from that transaction.

Competition

Our competitors include RapidAPI and SingularityNET. We believe we are different in that not only are we connecting buyers and sellers of AIs with each other, but our protocol also enables multiple AI products to work together seamlessly (e.g., a speech recognition program and a translation program working together to produce speech translation). We believe that these distinctions could give us a unique edge in providing potentially higher quality AI products and services and increased functionality.

Customer Base

We plan to operate as a marketplace. While there is no assurance that our software providers and user base will be large enough for us to reach profitability, we do not anticipate that we will be dependent on one or a few major customers or suppliers. On the supply side, we have over 15 agreements with AI companies and individuals who are interested in deploying their AI tool on our marketplace. On the demand side, we have over 1,300 individual users and companies according to data from our cloud application provider. For further discussion, see “Risk Factors – We depend on a limited number of software providers for our service to function adequately. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the market.”, and “Risk Factors – The market size for AI services may be smaller than we have estimated.”

Intellectual Property

We do not own any patents and have not registered any trademarks or copyrights. We have filed an application to register for trademark protection our web platform technology on our website featuring an online marketplace for exchanging goods and services with other users. We may also seek copyright and other applicable intellectual property protections when we have finished development. All of our current and former employees and independent contractors have agreed to standard assignments of all rights to any intellectual property that was developed in the course of employment or engagement.

Employees

As of December 20, 2021, we had 3 full-time employees, 1 part-time employees, and approximately 10 full-time contractors.

We believe that we maintain a satisfactory working relationship with our employees and consultants, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Governmental/Regulatory Approval and Compliance

To our knowledge, there are no governmental regulations that directly apply to our business.

Corporate History

We were incorporated in the State of Delaware on July 3, 2018 under the name “GenesisAI Corporation.”

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

DESCRIPTION OF PROPERTY

As we are a small company, we do not have any significant owned or rented property other than two offices in Boston, Massachusetts and Miami, Florida, for approximately $1,200 per month in total rent. Other than a small amount of computer and office equipment purchased by the Company for the use of our chief executive officer; his brother for his work for us as a full-time employee; and the Company’s part-time Chief AI Scientist, all employees and independent contractors provide their own equipment and facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this Offering circular. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Offering circular, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

GenesisAI Corporation was formed in the State of Delaware in July 2018. Our principal executive office is located at 201 SE 2nd Ave., Miami, Florida 33131.

We have developed GenesisAI, an artificial intelligence, or AI, protocol and platform that enables different AI systems to communicate with each other, exchange data, and trade services. On top of this protocol, we are building an online marketplace for AI products and services. The marketplace will connect companies in need of AI services, data, and models with companies interested in monetizing their AI technology. We provide the web platform that will facilitate the offer and sale of a variety of low-cost advanced AI services. Our platform helps to make machine-learning AI technology more accessible and affordable for companies, governments, and other organizations around the world.

With the GenesisAI protocol, we envision a completely different world. The GenesisAI protocol will allow anybody to upload an AI service to the GenesisAI network. Under this system, AI becomes a globally accessible resource. Anyone can utilize its technological benefits, or become an agent in its development. Our existing AI applications help investors and traders find investment opportunities and save time doing investment research. GenesisAI will maximize the functionality and accuracy rate of AI models through cross-provider transfer learning, enabling multiple AI applications to exchange data and trade services.

Our AI protocol and platform and related online marketplace are not yet fully developed and to date we have not generated any revenues from our operations.

Recent Developments

Changes to our Capitalization

On September 29, 2021, we amended our Certificate of Incorporation and filed a Certificate of Designations of Series A Preferred Stock. As a result of these filings, we are now authorized to issue two classes of Common Stock, called Class A Common Stock and Class B Common Stock, and six classes of Preferred Stock, consisting of six series of Series A Preferred Stock. Class A Common Stock is entitled to one vote per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to ten votes on any such matter. Each share of Series A Preferred Stock has one vote on an as-converted basis on all matters for which the holders of Common Stock vote at an annual or special meeting of stockholders or act by written consent, and as otherwise required by law. The Preferred Stock also has certain conversion, protective and other terms and provisions. See “Securities Being Offered” for further information on our authorized capital stock. In addition, we authorized a 10-for-1 forward stock split of our issued and outstanding common stock, and increased the authorized number of shares under our Stock Incentive Plan from 1,000,000 to 15,000,000.

Conversion of SAFEs

Since inception, the Company has raised $843,265 in exchange for securities called Simple Agreements for Future Equity (collectively, the “SAFEs”). For a detailed description of our current and former SAFEs, please see “Securities Being Offered – SAFEs”.

On December 16, 2021, our Chief Executive Officer exercised his powers as Designated Lead Investor to amend the conversion terms of SAFEs that were issued in exchange for proceeds of $625,390 to allow for their voluntary conversion by the Company for the amounts of shares of preferred stock that were issuable upon the occurrence of a “Qualified Equity Financing” in accordance with the original SAFE terms. The converted SAFEs were then converted into 3,688,700 shares of Series A-2 Preferred Stock. For a description of the terms of our Series A Preferred Stock, please see “Securities Being Offered – Preferred Stock – Series A Preferred Stock”. These shares were granted for no consideration other than the original purchase amounts for the outstanding SAFE instruments. We granted these shares to the former SAFE holders pursuant to a private placement exemption from registration requirements. Unlike the shares being offered in this Offering, the preferred stock issued to our former SAFE holders will be legally restricted from trading until such time as these shares meet the requirements of one or more exemptions from the general restrictions on the resale of private placement-issued securities under U.S. securities laws. The shares issued to our SAFE holders may or may not dilute your investment, or affect your ability to buy or sell your shares or receive an acceptable price for the shares in this Offering. For further information, see “Risk Factors – You will experience immediate and substantial dilution as a result of this Offering.” and “Dilution”.

Regulation Crowdfunding Offerings and Regulation D Private Placement

April to July 2021 Regulation Crowdfunding Offering

From April 7, 2021 to July 7, 2021, we conducted an offering (the “April to July 2021 Offering”) of Common Stock (subsequently converted to Class A Common Stock) at a pre-stock split price per share of $11.06 under Regulation Crowdfunding through Netcapital Funding Portal Inc., or Netcapital, a FINRA/SEC-registered funding portal. Netcapital was entitled to receive cash compensation equal to 4.9% of the value of the securities sold through Regulation Crowdfunding, a listing fee of up to $5,000 and other fees and expenses. Initially, we planned to raise up to gross proceeds of $1,070,000; subsequently we amended the offering to permit sales of additional shares for maximum gross proceeds of $3,800,006. On July 17, 2021, we closed the April to July 2021 Offering after receiving approximate gross proceeds of $2,610,000.

July 2020 – April 2021 Side-by-Side Regulation D and Regulation Crowdfunding Offerings

On July 17, 2020, we launched side-by-side offerings of Common Stock (subsequently converted to Class A Common Stock) at a pre-stock split price of $3.11 per share under Regulation D through Livingston Securities, LLC, or Livingston, a registered broker-dealer and member of FINRA/SIPC (the “2020-2021 Regulation D Offering”), and Regulation Crowdfunding through Netcapital (the “2020-2021 Regulation Crowdfunding Offering”). Livingston was entitled to cash compensation equal to 4.9% of the value of the securities sold through Regulation D and other fees and expenses. Netcapital was entitled to receive cash compensation equal to 4.9% of the value of the securities sold through Regulation Crowdfunding, a listing fee of up to $5,000 and other fees and expenses. We planned to raise between $10,000 and $2,499,998 through these concurrent offerings. On March 22,2021, we closed the 2020-2021 Regulation D Offering with gross proceeds of approximately $114,091. On April 1, 2021, we closed the 2020-2021 Regulation Crowdfunding Offering with gross proceeds of approximately $1,199,984.

Other Recent Developments

In March 2020 we inadvertently made an overpayment to our CEO of $67,000. We and our CEO did not have knowledge of such overpayment until April 2021 and wished to rectify such overpayment by requiring our CEO to repay us the amount of the overpayment. In April 2021 we entered into a loan agreement with our CEO relating to the terms of the repayment by our CEO of the overpayment of $67,000. Principal and interest on the $67,000 overpayment loan accrue at a rate of 2% and are due on March 30, 2024, and may be prepaid in whole or in part without penalty.

On May 21, 2020, we had received a Paycheck Protection Program loan from TD Bank of $20,832 bearing interest of 1%. Principal and interest was required to be repaid on a monthly basis for the 2-year term of the loan. On April 26, 2021, the full amount of the loan was forgiven.

In May 2021, we bought back 125,000 pre-stock split shares of Common Stock from one of our engineers at the par value price per share for total consideration of $12.50. In June 2021, we bought back 116,800 pre-stock split shares of Common Stock from a former employee for par value price per share for total consideration of $11.68.

In August 2021, we agreed that a July 2018 agreement to grant 600,000 pre-stock split shares of Common Stock to a former employee was effectively null and void following a subsequent verbal agreement by the former employee to forfeit any claim to the shares. Under the terms of our amended and restated cancellation agreement, we agreed to pay the former employee par value price per share for total consideration of $60.00, and to terminate the former employee’s advisor agreement with the Company and certain obligations of the former employee to us under that agreement.

In November 2021, an employee agreed to amend the terms of his stock option agreements to change the total number of his option shares from 603,080 to 657,070; to change the exercise price from $0.311 per share to $1.106 per share, to reflect our determination of their fair value on their grant date; to change the maximum exercise term from three years to ten years, in accordance with our standard option terms; and to allow for the exercisability of his stock options for the portion of the ten-year term remaining if he leaves the Company. Also in November 2021, another employee agreed to amend the terms of his stock option agreement to change the total number of option shares from 629,760 to 676,990; and to change the exercise price from $0.311 per share to $1.106 per share, to reflect our determination of their fair value on their grant date.

Since our inception and as of December 20, 2021, we have raised approximately $4,721,290 from issuances of SAFEs, common stock and preferred stock.

Impact of COVID-19 Pandemic

The current global pandemic of a novel strain of coronavirus, or COVID-19, and the global measures taken to combat it, may have an adverse effect on our business. Public health authorities and governments at local, national and international levels have announced various measures to respond to the pandemic. Some measures that directly or indirectly impact our business include voluntary or mandatory quarantines, restrictions on travel and limiting gatherings of people in public places.

We believe that we have fully complied with all state and local requirements relating to COVID-19. We have undertaken various measures in an effort to mitigate the spread of COVID-19, including encouraging employees to work remotely if possible. We also have enacted business continuity plans, which may make maintaining our normal level of corporate operations, quality controls and internal controls difficult. Moreover, the COVID-19 pandemic may cause temporary or long-term disruptions in our supply chains and/or delays in the delivery of our inventory. Further, the COVID-19 pandemic and mitigation efforts may also adversely affected our customers’ financial condition, resulting in reduced spending for the products we sell.

As events are rapidly changing, we do not know how long the COVID-19 pandemic and the measures that have been introduced to respond to it will disrupt our operations or the full extent of that disruption.  Further, once we are able to restart normal business hours and operations doing so may take time and will involve costs and uncertainty. We also cannot predict how long the effects of the COVID-19 pandemic and the efforts to contain it will continue to impact our business after the pandemic is under control. Governments could take additional restrictive measures to combat the pandemic that could further impact our business or the economy in the geographies in which we operate. It is also possible that the impact of the pandemic and response on our suppliers, customers and markets will persist for some time after governments ease their restrictions. These measures have negatively impacted, and may continue to impact, our business and financial condition as the responses to control COVID-19 continue.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this Offering circular, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” above.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers or retain existing customers;

●	our ability to offer competitive product pricing;

●	our ability to broaden product offerings;

●	industry demand and competition;

●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and retain talented employees; and

●	market conditions and our market position.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Operating Results

For the six months ended June 30, 2021 and 2020, revenues were $0. For the fiscal years ended December 31, 2020 and 2019, the annual revenue of GenesisAI was $0. Net loss for the year 2020 was $724,839 as compared to net loss for the year 2019 of $183,454.

Comparison of Six-Month Periods Ended June 30, 2021 and 2020

	Six Months Ended June 30,		Change
	2021	2020	$	%
Revenues	$-	$-	$-	-
Gross profit	-	-	-
Operating expenses
Selling, general and administrative costs	580,380	224,147	356,233	158.9
Research and development	1,174,930	138,273	1,036,657	749.7
Total operating expenses	1,755,310	362,420	1,392,890	384.3
Total operating loss	(1,755,310)	(362,420)	1,392,890	384.3
Other income
PPP loan forgiveness	20,832	-	20,832	100.0
Total other income	$20,832	$-	$20,832	100.0%
Tax provision	-	-	-

Net loss	$(1,734,478)	$(362,420)	$1,372,058	378.6%

Comparison of Six-Month Periods Ended June 30, 2021 and June 30, 2020

Operating Expenses

Our total operating expenses increased $1,392,890, to $1,755,310 for the six months ended June 30, 2021 from $362,420 for the six months ended June 30, 2020 or 384.3%. This increase was primarily due to increased expenses for marketing and advertising, contractors, payroll, accounting and legal, software and services, and business travel, meals and ground transportation. The increased expenses has to do with capital raising efforts, growth in user acquisition, scaling size of the team, and increased spending to meet regulatory requirements and so on. Going forward, we expect expenses to continue going forward. For the six months from July 1, 2021 to December 31, 2021, we estimate expenses to be around $4,500,000 including $3,600,000 in options expense; however, this estimate can vary substantially.

Net Loss

Our net loss increased $1,372,058, to $1,734,478 for the six months ended June 30, 2021 compared to $362,420 for the six months ended June 30, 2020, or 378.6%. This increase was primarily due to increased expenses for marketing and advertising, contractors, payroll, accounting and legal, software and services, and business travel, meals and ground transportation. The increased expenses has to do with capital raising efforts, growth in user acquisition, scaling size of the team, and increased spending to meet regulatory requirements. Going forward, we expect expenses to continue going forward. For year 2021, we estimate net loss to be around $4,500,000 including $3,600,000 in options expense; however, this estimate can vary substantially.

	Year Ended December 31,		Change
	2020	2019	$	%
Revenues	$-	$-	$-	-
Cost of revenues	-	-	-	-
Gross profit	-	-	-	-
Operating expenses
Marketing and advertising	326,787	-	326,787	100%
Contractors	57,220		57,220	100%
Payroll, including all payroll taxes	195,351	143,950	51,401	35.7%
Accounting and legal fees	62,445	8360	54085	646.9%
Software and services	23,975	882	23093	2618.25%
Business travel expenses	38,338	8,745	29593	338.40%
Business meals	6,188	2,839	3349	117.155%
Business entertainment	-	2,000	(2,000)	(100)%
Local/ground business related transportation costs	6,700	4,000	2,700	67.5%
Professional associations/business education	5,177	182	4,995	2744.5%
Supplies	-	3,074	(3,074)	(100)%
Bank fees	759	395	364	92.15%
Other	1,899	9,027	(7,128)	(78.155)%
Total operating expenses	724,839	183,454	541,385	(295.1)%
Total operating loss	(724,839)	(183,454)	(541,385)	(295.1)%
Tax provision	-	-	-	-
Net loss	$(724,839)	$(183,454)	$(541,385)	(295.1)%

Operating Expenses

Our total operating expenses increased $541,385, to $724,839 for the year ended December 31, 2020 from $183,454 for the year ended December 31, 2019 or 395%. This increase was primarily due to increased expenses for marketing and advertising, contractors, payroll, accounting and legal, software and services, and business travel, meals and ground transportation. The increased expenses has to do with capital raising efforts, growth in user acquisition, scaling size of the team, and increased spending to meet regulatory requirements. Going forward, we expect expenses to continue going forward. For year 2021, we estimate expenses to be around $4,500,000 including $3,600,000 in options expense; however, this estimate can vary substantially.

Net Income and Loss

Our net loss increased $541,385, to $724,839 for the year ended December 31, 2020 compared to $183,454 for the year ended December 31, 2019, or 395%. This increase was primarily due to increased expenses for marketing and advertising, contractors, payroll, accounting and legal, software and services, and business travel, meals and ground transportation. The increased expenses has to do with capital raising efforts, growth in user acquisition, scaling size of the team, and increased spending to meet regulatory requirements. Going forward, we expect expenses to continue going forward. For year 2021, we estimate net loss to be around $4,500,000 including $3,600,000 in options expense; however, this estimate can vary substantially.

Liquidity and Capital Resources

As of the six months ended June 30, 2021, we had cash and cash equivalents of $800,072. As of the year ended December 31, 2020, we had cash and cash equivalents of $178,279. To date, we have financed our operations primarily through revenue generated from proceeds from the sales of our securities.

We believe that our current levels of cash, without the proceeds of this Offering, will be sufficient to meet our anticipated cash needs for our operations for at least the next 9 months, including our anticipated costs associated with becoming a public reporting company. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Summary of Cash Flow

As of June 30, 2021, we had cash and cash equivalents of $800,072 and amounts due from related parties of $67,000. Our total assets were $867,072 as of June 30, 2021.

As of December 31, 2020, we had cash and cash equivalents of $178,279, accounts receivable of $0 and amounts due from related parties of $67,000. Our total assets were $245,279 as of December 31, 2020.

The following table provides detailed information about our net cash flow for all financial statement periods presented in this Offering Circular:

	Six Months Ended		Year Ended
	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Net cash provided by (used in) operating activities	$(853,003)	$179,794	$(726,266)	$(220,807)
Net cash provided by (used in) investing activities	-	-	-	-
Net cash provided by (used in) financing activities	1,474,796	601,445	932,298	180,000
Net increase (decrease) in cash and cash equivalents	621,793	421,651	148,585	(40,807)
Cash and cash equivalents at beginning of period	178,279	29,694	29,646	70,501
Cash and cash equivalent at end of period	$800,072	$451,345	$178,279	$29,694

Net cash used in operating activities was $853,003 for the six months ended June 30, 2021, as compared to net cash used in operating activities of $179,794 for the six months ended June 30, 2020. Our increased operating expenses were the primary driver of the net cash used in operating activities for the six months ended June 30, 2021. Increased operating expenses were the primary reason for the net cash used in operating activities for the six months ended June 30, 2020.

Net cash used in operating activities was $726,266 for the year ended December 31, 2020, as compared to net cash used in operating activities of $220,807 for the year ended December 31, 2019. Our increased operating expenses were the primary driver of the net cash used in operating activities for the year 2020. Increased operating expenses were the primary reason for the net cash used in operating activities for the year 2019.

Net cash used in investing activities was $0 for the six months ended June 30, 2021 and 2020, as there were no investing activities during these periods.

Net cash used in investing activities was $0 for the years ended December 31, 2020 and 2019 as there were no investing activities during 2020 and 2019.

Net cash provided by financing activities was $1,474,796 for the six months ended June 30, 2021, as compared to net cash provided by financing activities of $601,445 for the six months ended June 30, 2020. For the six months ended June 30, 2021, net cash from financing activities consisted of proceeds from issuance of Common Stock. For the six months ended June 30, 2020, net cash from financing activities primarily consisted of proceeds from issuance of SAFEs.

Net cash provided by financing activities was $932,298 for the year ended December 31, 2020, as compared to net cash provided by financing activities of $180,000 for the year ended December 31, 2019. For the year ended December 31, 2020, net cash from financing activities consisted of proceeds from issuance of SAFEs and Common Stock. For the year ended December 31, 2019, net cash from financing activities primarily consisted of proceeds from issuance of SAFEs.

Plan of Operations

Product Development

We have three major product-development goals for the next 12 months:

●	Adding AI-powered and data-driven models on our AI marketplace. We plan to add around 10 new models per quarter to have a total of approximately 50 models on the platform by July 30, 2022.

●	Research and development of the GenesisAI platform/protocol. Our goal is to enhance the protocol so that our technology allows seamless interactions among distinct AI tools. We would like to make progress in allowing AI tools to work synergistically together, including exchanging data and services.

●	Researching how to create Artificial General Intelligence (AGI), or the hypothetical ability of an intelligent agent to understand or learn any intellectual task that a human being can. In other words, our AGI research efforts will focus on deploying expert AI models and how to connect them in a way that as a whole they are capable of doing almost everything that humans do (text analysis, speech understanding, image recognition, etc.).

Business Development Goals

Our primary business development goals for the next 12 months will be:

●	Increasing number of users. Our goal is to have ten times the number of registered users on our platform within 12 months. We believe that the platform will require network effects resulting from having large numbers of users before it can be commercialized.

●	Signing more partnership agreements with AI companies and individuals who are interested in deploying their solution on our platform.

●	Raising more capital so that we can accelerate our growth.

●	Expanding our team. Currently, we have 4 employees and 10 full-time contractors. Our goal is to double our overall team size, including both engineering and business development staff.

Achieving all of our goals will depend to a large extent on the amount of capital that we will raise within the next 12 months. Should we be unable to meet our capital-raising goal of $52.5 million from this Offering, or if the capital that we raise otherwise proves to be insufficient, we may be unable to meet some or all of our planned operations goals.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Significant Risks and Uncertainties

The Company has a limited operating history. Its business and operations are subject to customary risks and uncertainties associated with dependence on key personnel, competition or change in consumer taste, and the need to obtain additional financing.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates.

Significant estimates include the values of services provided in exchange for issuance of stock and accrued liabilities. It is reasonably possible that changes in estimates will occur in the near term.

Cash and Cash Equivalents

The Company maintains its cash on deposit with a well-established and widely known bank, which management considers to be financially stable and credit worthy. Deposited cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 -	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 -	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the date of these financial statements. The respective carrying value of all financial instruments approximated their fair values. These financial instruments include SAFE notes (see Note 6). Fair values of these items have been determined to approximate their carrying values because the instruments have been outstanding for a very short time, and market circumstances have not changed materially since the instruments were originated.

Income Taxes

The Company applies ASC 740 “Income Taxes” (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. The Company has generated a net loss for the six-month periods ending June 30, 2021 and 2020 and years ending December 31, 2019 and December 31, 2020 and has recorded no current income tax provision.

Selling, General and Administrative Costs

The primary components of sales, general and administrative costs are advertising, marketing and business development costs. The Company expenses advertising costs as they are incurred.

Research and Development

The Company expenses research and development costs as they are incurred. Research and development costs consist primarily of payroll, options expense, personnel costs for engineering, research and product management, prototyping costs, and contract and professional services. For the six-month periods ending June 30, 2021 and 2020, the Company had $1,174,930 and $138,273 of research and development expenses, respectively.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred

Loss per Share

The Company calculates earnings (loss) per share in accordance with ASC 260, “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share gives effect to dilutive convertible securities, options, warrants and other potential common stock outstanding during the period; only in periods in which such effect is dilutive. The dilutive effect of any potential common shares is not reflected in diluted earnings per share because the Company incurred a net loss for the six months ended June 30, 2021 and 2020 and the effect of including these potential common shares in the net loss per share calculations would be anti-dilutive.

Share-based Compensation

In accordance with ASC 718, “Compensation – Stock Based Compensation,” share-based compensation to employees and non-employees is recorded based on the grant date fair market value of the equity instrument issued with an expense recognized over the requisite service or vesting period.

Going Concern

The Company began operations in 2018 and incurred a loss for the period from inception through June 30, 2021. Since inception, the Company has relied on securing shareholder investments and contributions from the founders. As of June 30, 2021, the Company had limited working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations with additional funding and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.(1)

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Archil Cheishvili	President, Chief Executive Officer, Director	28	July 2018 - present	N/A
Levan Silagadze	Director	30	October 2021 - present	N/A
Shota Shanidze	Director	30	October 2021 - present	N/A

(1)	There are no arrangements or understandings between the persons described above and any other persons pursuant to which the person was or is to be selected to his office or position.

The directors are elected until his successor is duly elected and qualified.

Except as noted above, there are no agreements or understandings for our executive officer and directors to resign at the request of another person and no officer or director is acting on behalf of nor will he act at the direction of any other person.

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Our directors and executive officer have not, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Archil Cheishvili – President, Chief Executive Officer, Director

All positions and offices held with the Company and date such position(s) was held with start and ending dates:

President, Chief Executive Officer and Director (July 2018 – present)

Principal occupation and employment responsibilities during at least the last five (5) years with start and ending dates:

Chief Executive Officer and President, GenesisAI Corporation, since March 2018. Mr. Cheishvili is responsible for setting the Company’s vision and strategy, hiring and managing people, overseeing daily operations, managing finances, fundraising, overall product development, and customer acquisition.

Chief Executive Officer and President, Palatine Analytics Corporation, which was incorporated in September 2017, from June 2016 to November 2019. Mr. Cheishvili was responsible for setting the Company’s vision and strategy, hiring and managing people, overseeing daily operations, managing finances, fundraising, overall product development, and customer acquisition. Palatine Analytics develops AI powered tools for the people analytics space.

Mr. Cheishvili graduated from Harvard University in 2016 with a Bachelor of Arts degree in Economics.

Levan Silagadze – Director

All positions and offices held with the Company and date such position(s) was held with start and ending dates:

Director (October 2021 – present)

Principal occupation and employment responsibilities during at least the last five (5) years with start and ending dates:

Director, GenesisAI Corporation, since October 2021.

Chief Financial Officer, JSC Partnership Fund, an investment fund based in Georgia, since February 2019. Mr. Silagadze is responsible for monitoring financial covenants and budget forecasts.

Senior Financial Analyst, JSC D&B Georgia, doing business as Dunkin’ Georgia, an affiliate of Wissol Group, a Georgian company, from September 2016 to October 2018. Mr. Silagadze was responsible for preparing financial statements. JSC D&B Georgia was organized for the purpose of establishing up to thirty-five (35) Dunkin’ Donuts-branded restaurants located in Georgia, in accordance with the terms of the Franchise Agreement between Dunkin’ Donuts Franchising LLC, a subsidiary of Dunkin Brands Group Inc., and JSC D&B Georgia.

Senior Financial Analyst, JSC WenGeorgia, doing business as Wendy’s Georgia, an affiliate of Wissol Group, a Georgian company, from September 2016 to October 2018. Mr. Silagadze was responsible for preparing financial statements. JSC WenGeorgia was organized for the purpose of the establishment and operation of a chain of up to 22 Wendy’s-branded franchise restaurants throughout the country of Georgia.

Financial Analyst, Smart Retail JSC, an affiliate of Wissol Group, a Georgian company, from September 2015 to September 2016. Mr. Silagadze was responsible for analyzing the company’s financial ratios and daily sales. JSC Smart Retail operates a supermarket chain in Georgia.

Mr. Silagadze received a Ph.D. in Economics from Tbilisi State University in 2018, an MBA in International Business from Cardiff Metropolitan University in 2014, and a Bachelor of Business Administration from Tbilisi State University in 2012. Mr. Silagadze holds the ACCA Credential ID F1, F2, F3 from the Association of Chartered Certified Accountants (ACCA).

Shota Shanidze – Director

All positions and offices held with the Company and date such position(s) was held with start and ending dates:

Director (October 2021 – present)

Principal occupation and employment responsibilities during at least the last five (5) years with start and ending dates:

Director, GenesisAI Corporation, since October 2021.

International Project Manager, Adorno, LLC, since June 2017. Mr. Shanidze is responsible for designing a network with a potential pool of investors and nurturing long-term relationships for the purpose of investment sales. Adorno is a private company established in partnership with senior management of Northbridge Communities, a United States-based seniors housing operator, for the purpose of building high-quality seniors housing communities in Russia and the Commonwealth of Independent States (CIS).

Senior Consultant, Armlender and Associates, Inc., from October 2013 to May 2016. Armlender and Associates is a consulting company focused on infrastructure consulting, project finance and Public Private Partnerships advisory in the CIS region. The company services global financial institutions, investment firms and companies operating in the field of energy, real estate and infrastructure.

Mr. Shanidze received a Master’s Degree in Government from Harvard University in 2018, a Bachelor’s Degree in International and Comparative Politics from The American University of Paris in 2013, and a Bachelor’s degree in International Business, Trade, and Tax Law from Caucasus University in 2007.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during our last completed fiscal year:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)		Total Compensation ($)
Archil Cheishvili	Chief Executive Officer	$200,000	-	(1)	$200,000	(1)

(1)	Mr. Cheishvili was entitled to an annual bonus in the amount of $70,000 under his employment agreement with the Company. Mr. Cheishvili agreed to waive his bonus as partial consideration for the cancellation and exchange of all of his Class A Common Stock for the same number of shares of Class B Common Stock.

Mr. Cheishvili was our only director during our last completed fiscal year. He received no separate compensation in this capacity.

Employment Agreement

Archil Cheishvili

On April 6, 2021, we entered into an employment agreement, as amended on May 24, 2021, with Archil Cheishvili, our Chief Executive Officer, with an initial term commencing as of April 6, 2021 and ending on April 5, 2022, which will automatically renew for additional one (1) year periods unless either party provides written notice at least forty-five (45) days prior to the expiration of the initial term or any renewal period. Pursuant to the employment agreement, Mr. Cheishvili is entitled to an annual base salary of $200,000 and $350,000 during 2020 and 2021, respectively. Mr. Cheishvili is also entitled to a cash bonus for 2020 and 2021 of $70,000 (which he waived in partial consideration for the cancellation and exchange of his Class A Common Stock for Class B Common Stock) and up to $200,000, respectively, and for subsequent years during the employment term in a maximum amount to be determined by the Company’s board of directors in its sole discretion, based on the board’s evaluation of Mr. Cheishvili’s personal performance for the most recently completed fiscal year and the Company’s financial performance for the most recently completed fiscal year, with each metric measured and determined by the Board in its sole discretion. The maximum amount of the 2021 bonus will be awarded only if the Company (i) reaches a market valuation of $100,000,000, (ii) adds ten more artificial intelligence supplier partners, (iii) finishes a technology that will easily allow companies to deploy their artificial intelligence tools on the Company’s GenesisAI platform, and (iv) adds five more artificial intelligence models on the Company’s GenesisAI platform. The amount raised from the Regulation D offering that the Company launched in 2020 will not be used to pay the 2021 Bonus.

Either party may terminate the employment agreement at any time without cause and for any reason or for no particular reason, subject to 30 days’ advance written notice. If we terminate the employment agreement without cause, all compensation payable to Mr. Cheishvili under the employment agreement shall cease as of the date of termination, and we shall pay to Mr. Cheishvili the following sums: (i) any accrued but unpaid base salary and accrued but unused vacation and paid time off, which shall be paid on the pay date immediately following the date of Mr. Cheishvili’s termination, (ii) reimbursement for unreimbursed business expenses properly incurred by Mr. Cheishvili, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (iii) such employee benefits, if any, to which Mr. Cheishvili may be entitled under the Company’s Employee Benefit Plans as of the date of Mr. Cheishvili’s termination; and (iv) any outstanding equity awards subject to the Stock Incentive Plan; provided that, if the employment agreement is terminated by us for cause, then Mr. Cheishvili is only entitled to receive the compensation described in items (i)-(iii) above; and if the employment agreement is terminated by Mr. Cheishvili or due to his death or disability, then Mr. Cheishvili (or his estate or representative as applicable) shall be entitled to receive the compensation described in items (i)-(iv) above. Mr. Cheishvili’s employment agreement contains restrictive covenants prohibiting him from owning or operating a business that competes with our company or soliciting our customers or employees for two years following the termination of his employment.

Independent Director Agreements

We have entered into independent director agreements with our non-executive directors Levan Silagadze and Shota Shanidze pursuant to their appointment to our Board of Directors in October 2021.

Under the independent director agreements, each director will receive an annual cash fee of $15,000 and an initial award of stock options. We will pay the annual cash compensation fee to each director nominee in twelve equal installments no later than the fifth business day of each calendar month commencing in the first month following the agreement’s effective date. We granted the options upon their appointment. The options may be exercised to purchase the number of shares of Class A Common Stock equal to 0.3% of our outstanding shares at an exercise price equal to $2.00 per share. The options will vest and become exercisable in forty-eight (48) equal monthly installments over the first four years following the date of grant, subject to the respective director nominee continuing in service on our board of directors through each such vesting date. The term of each stock option is ten (10) years from the date of grant. We will also reimburse each director nominee for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director nominee’s duties for us. As also required under the independent director agreements, we have separately entered into a standard indemnification agreement with each of our non-executive directors.

Stock Incentive Plan

In July 2018, we adopted the Stock Incentive Plan. On September 29, 2021, our board of directors and shareholders approved the amendment of the Plan to increase the maximum number of shares of Common Stock that may be issued from 1,000,000 to 15,000,000, and to change all references to “common stock” in the Plan to “Class A Common Stock”.

The following is a summary of certain significant features of the Plan. The information which follows is subject to, and qualified in its entirety by reference to, the Plan document itself, which is filed as an exhibit to the offering statement of which this Offering Circular forms a part.

Awards that may be granted include incentive stock options as described in section 422(b) of the Code, non-qualified stock options (i.e., options that are not incentive stock options) and awards of restricted stock. These awards offer our employees, consultants, advisors and outside directors the possibility of future value, depending on the long-term price appreciation of our Class A Common Stock and the award holder’s continuing service with our company or one or more of its subsidiaries.

All of the permissible types of awards under the Plan are described in more detail as follows:

Purposes of Plan: The purpose of the Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders.

Administration of the Plan: Administration of the Plan is entrusted to the board of directors. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all Participants and any other persons having or claiming any interest in the Plan or in any Award.

Eligible Recipients: Persons eligible to receive awards under the Plan will be all of the Company’s employees, officers and directors, as well as consultants and advisors to the Company.

Shares Available Under the Plan: The maximum number of shares of Class A Common Stock that may be delivered to participants under the Plan is 15,000,000, subject to adjustment for certain corporate changes affecting the shares, such as merger and acquisition. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan.

Stock Options

General. Subject to the provisions of the Plan, The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Class A Common Stock to be subject to each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

Option Price. The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant, as determined in good faith by the Board. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall not be less than 100% of the Grant Date Fair Market Value on such future date.

Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form of notice (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Class A Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the compensation committee at the time of grant; provided that such term cannot exceed ten years and that such term of an incentive stock option granted to a holder of more than 10% of our voting stock cannot exceed five years. Options will terminate before their expiration date if the holder’s service with us terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of service, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the compensation committee and reflected in the grant evidencing the award.

Restricted Stock

General. The Board may grant Awards entitling Participants to acquire shares of Class A Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the Participant to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

Dividend. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock.

Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

Stock Appreciation Rights: Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment — the appreciation value — either in cash or shares of Class A Common Stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Stock Awards: Stock awards can also be granted under the Plan. The Board may grant other Awards of shares of Class A Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class A Common Stock or other property.

Other Material Provisions:  In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the Board to the number of shares covered by outstanding awards or to the exercise price of such awards. Except as otherwise determined by the Board at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution.

Except as set forth above, we do not have any ongoing plan or arrangement for the compensation of directors and executive officers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of [ ], 2021 (i) by each of our officers and directors who beneficially own more than 10% of each class of our voting stock; (ii) by all of our officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of each class of our voting stock. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at 201 SE 2nd Ave., Miami, FL 33131.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Amount and Nature of Beneficial Ownership Acquirable(2)		Percent of Class(3)
Officers and Directors
Archil Cheishvili	CEO	Class B Common Stock	27,080,000	-		60.9%
All officers and directors as a group (3 persons)	-	Class A Common Stock	-	[ ]	(2)	*
	-	Class B Common Stock	27,080,000	-		60.9%
10% Security Holders
Archil Cheishvili	CEO	Class B Common Stock	27,080,000	-		60.9%
[ ]

*	Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.
(2)	Calculated in accordance with SEC Rule 13d-3(d)(1).
(3)	A total of 44,476,880 shares of our common stock are considered to be outstanding as of [ ], 2021, including 27,080,000 shares of Class B Common Stock and 17,396,880 shares of Class A Common Stock. We also have a total of 3,688,700 shares of voting Preferred Stock outstanding. We therefore have a total of 48,165,580 shares of voting capital stock outstanding. If all 48,165,580 shares of our voting capital stock are included, the percentage beneficially owned would be approximately 56.2%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2019 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

In March 2020 we inadvertently made an overpayment to our CEO, Archil Cheishvili, of $67,000. We and our CEO did not have knowledge of such overpayment until April 2021 and wished to rectify such overpayment by requiring our CEO to repay us the amount of the overpayment. In April 2021 we entered into a loan agreement with our CEO relating to the terms of the repayment by our CEO of the overpayment of $67,000. Principal and interest on the $67,000 overpayment loan accrue at a rate of 2% and are due on March 30, 2024, and may be prepaid in whole or in part without penalty.

GenesisAI Corporation paid $80,000 between May 31, 2018 and May 31, 2019 and $36,000 between June 1, 2019 and November 11, 2019 to Palatine Analytics Corporation for Chief Executive Officer (“CEO”) services from Archil Cheishvili, who was employed at Palatine Analytics Corporation. These services included setting the company’s vision, creating the strategy, hiring and managing people, overseeing daily operations, managing finances, fundraising, overall product development, and customer acquisition. The arrangement was completed on November 11, 2019 and is not currently in effect.

Since May 24, 2021, Mr. Cheishvili’s brother has been an employee of the Company and receives $5,600 per month for his services. In addition, he is eligible for a bonus of up to 15% of base salary every six months.

SECURITIES BEING OFFERED

We are offering up to 10,451,063 shares of Class A Common Stock, and the selling stockholders are offering up to 4,479,027 shares of Class A Common Stock pursuant to this Offering Circular, including bonus shares.

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our Restated Certificate of Incorporation, our Certificate of Designations of Series A Preferred Stock, and our bylaws, which are included as exhibits to the Offering Statement of which this Offering Circular forms a part.

We are authorized to issue (a) 215,000,000 shares of Common Stock, par value $0.0001 per share, of which, (i) 20,000,000 shares are designated “Class B Common Stock,” and (ii) 195,000,000 shares are designated as “Class A Common Stock”, and (b) 50,000,000 shares of Preferred Stock, of which 612,330 are designated as “Series A-1 Preferred Stock,” 3,688,700 are designated as “Series A-2 Preferred Stock,” 658,800 are designated as “Series A-3 Preferred Stock,” 204,280 are designated as “Series A-4 Preferred Stock,” 340,000 are designated as “Series A-5 Preferred Stock,” and 8,000,000 are designated as “Series A-6 Preferred Stock”.

Capital Stock

Our authorized capital stock consists of 20,000,000 shares of Class B Common Stock, 195,000,000 shares of Class A Common Stock, and 50,000,000 shares of Preferred Stock. As of the date of this Offering Circular, we have 17,396,880 shares of Class A Common Stock outstanding, 27,080,000 shares of Class B Common Stock outstanding, and 3,688,700 shares of Series A-2 Preferred Stock outstanding, no other Common Stock outstanding, and no other preferred stock outstanding. The following is a summary of the rights of our capital stock as provided in our Restated Certificate of Incorporation, our Certificate of Designations of Series A Preferred Stock, and our bylaws. For more detailed information, please see our Restated Certificate of Incorporation, our Certificate of Designations, and our bylaws which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Class A Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon a transfer of such share, except that if a holder of Class B Common Stock transfers any shares of Class B Common Stock to another holder of Class B Common Stock, then such transfer will not cause the automatic conversion of the transferred shares of Class B Common Stock into Class A Common Stock.

Each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. The holders of shares of Class B Common Stock and Class A Common Stock shall at all times vote together as one class on all matters except when otherwise required under the General Corporation Law of the State of Delaware or our Certificate of Incorporation. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, powers, preferences, privileges and restrictions thereof. These rights, powers, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Class A Common Stock or Class B Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of Class A Common Stock and Class B Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. Upon closing of this offering, we expect that 12,605,340 shares of Series A Preferred Stock will be outstanding, including 8,916,640 which we expect to be required to issue pursuant to the conversion of outstanding SAFEs as a result of the trigger of their conversion terms by this Offering. We have no present plan to issue any other shares of preferred stock.

Series A Preferred Stock

Our board of directors has used its authority to designate 612,330 shares of preferred stock as “Series A-1 Preferred Stock,” 3,688,700 shares of preferred stock as “Series A-2 Preferred Stock,” 658,800 shares of preferred stock as “Series A-3 Preferred Stock,” 204,280 shares of preferred stock as “Series A-4 Preferred Stock,” 340,000 shares of preferred stock as “Series A-5 Preferred Stock,” and 8,000,000 shares of preferred stock as “Series A-6 Preferred Stock,” with the rights and terms summarized below. We collectively refer to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, and Series A-6 Preferred Stock as the “Series A Preferred Stock.” We created these six series of Series A Preferred Stock with varying original issue prices that correspond to the six different conversion prices of our outstanding SAFEs so that we could convert all of our outstanding SAFEs into Series A Preferred Stock with the appropriate original issue price as described below.

Rank

Each series of Series A Preferred Stock ranks senior to all Class A Common Stock and Class B Common Stock, junior to any other class or series of capital stock of the Company which specifically provides that it will rank senior in preference or priority to the Series A Preferred Stock, on parity with our other authorized classes of preferred stock, and on parity with any class or series of share capital hereafter created, the terms of which class or series are not expressly subordinated or senior to the Series A Preferred Stock, in each case as to distribution of any asset or property of the Company upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

Voting

Shares of Series A Preferred Stock each have one vote and vote together with the holders of Common Stock on an as-converted basis on all matters for which the holders of Common Stock vote at an annual or special meeting of stockholders or act by written consent, and as otherwise required by law.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company or a “deemed liquidation event” (as defined below), each holder of Series A Preferred Stock then outstanding shall be entitled to be paid out of the cash and other assets of our company available for distribution to its stockholders, prior and in preference to all shares of our Common Stock, an amount in cash equal to the aggregate liquidation preference of all shares held by such holder. The shares have a liquidation preference of an amount per share equal to the greater of (a) the Original Issue Price (as defined below) for such share, or (b) such amount per share as would have been payable had all shares of its series of Preferred Stock been converted into Common Stock immediately prior to a liquidation , dissolution or winding up or a deemed liquidation event (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) plus any accrued and unpaid dividends. If upon any liquidation the remaining assets available for distribution are insufficient to pay the holders of Series A Preferred Stock the full preferential amount to which they are entitled, the holders of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds in proportion to the respective full preferential amounts which would otherwise be payable, and our company shall not make or agree to make any payments to the holders of Common Stock. A “deemed liquidation event” means, unless otherwise determined by the holders of at least a majority of each Series A Preferred Stock then outstanding (voting together as a single class on an as-converted basis), (a) a sale, lease or other transfer of all or substantially all of our assets to a non-affiliate of our company, or (b) a merger, acquisition, change of control, consolidation or other transactions or series of transactions in which our stockholders prior to such transaction or series of transactions do not retain a majority of the voting power of the surviving entity immediately following such transaction or series of transactions. The Original Issue Price is $2.00 for the Series A-1 Preferred Stock, $0.17 for the Series A-2 Preferred Stock, $0.17 for the Series A-3 Preferred Stock, $0.09 for the Series A-4 Preferred Stock, $0.10 for the Series A-5 Preferred Stock, and $0.01 for the Series A-6 Preferred Stock.

Dividends

The Series A Preferred Stock is entitled to receive any dividends or other distributions paid on any shares of common stock. Dividends or distributions, if any, may be paid in respect of the Series A Preferred Stock at the sole discretion of the board.

Voluntary Conversion

Each share of Series A Preferred Stock is convertible, without any payment, into a number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing its Original Issue Price by the applicable conversion price, defined as initially equal to the Original Issue Price and subsequently adjusted to reflect the effect of stock splits and combinations, that is in effect at the time of conversion, rounded down to the nearest whole share.

Automatic Conversion

Upon (i) the closing of an initial public offering, (ii) the date that the Company or a successor to the Company becomes an issuer with a class of securities registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act, or (iii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of a class of Series A Preferred Stock at the time of such vote or consent, voting as a single class on an as-converted basis, or (iv) upon any acquisition, all outstanding shares of such class of Series A Preferred Stock will automatically be converted into shares of Class A Common Stock, at the applicable ratio described above for voluntary conversions, rounded down to the nearest whole share.

Stock Options

As of the date of this Offering Circular, we have outstanding options for the purchase of 3,528,140 shares of Common Stock.

SAFEs

Since inception, the Company has raised $843,265 in exchange for securities called Simple Agreements for Future Equity (collectively, the “SAFEs”). Unlike the shares being offered in this Offering, the preferred stock issued or issuable to our former and current SAFE holders will be legally restricted from trading until such time as these shares meet the requirements of one or more exemptions from the general restrictions on the resale of private placement-issued securities under U.S. securities laws. As a result of this Offering, we expect that the conversion terms of all of our SAFEs will go into effect, and as a result our SAFEs will convert into Series A Preferred Stock. The terms of our Series A Preferred Stock are described above under “— Preferred Stock – Series A Preferred Stock”. The shares issued to our SAFE holders may or may not dilute your investment, or affect your ability to buy or sell your shares or receive an acceptable price for the shares in this Offering. For further information, see “Risk Factors – You will experience immediate and substantial dilution as a result of this Offering.” and “Dilution”.

SAFEs – General

A SAFE is an agreement between an investor and a company in which an investor invests cash into a company and the company in turn issues a SAFE contract that will automatically convert into equity in the company if certain trigger events occur. SAFE instruments were developed for startup companies seeking substantial funds quickly. SAFEs like those we issued convert into equity upon the occurrence of agreed-upon events indicating that the company has reached sufficient maturity to be accurately valued. At that point the amount contributed by the investor will automatically convert into an amount of equity represented by the dollar amount contributed divided by the total valuation of the company, subject to a valuation cap or other special terms.

Our SAFEs are subject to a valuation cap. A valuation cap sets the maximum price that the SAFE instrument will convert into equity. To translate that into a share price, the valuation cap is divided by the actual valuation. If doing so results in a lower price per share, that price will apply, giving the SAFE holder shares at the valuation cap level rather than the actual valuation. For example, if the valuation cap is $1,000,000 and our actual valuation triggering the SAFE conversion is $10,000,000, the amount of shares received by the SAFE holder will be their total investment amount multiplied by 1/10 of the price per share paid by investors at the $10,000,000 valuation. In some cases other special conversion terms will apply as discussed below with respect to our specific outstanding SAFEs.

Unlike common or preferred stock, SAFEs do not represent a current equity stake and do not entitle investors to typical equity rights such as rights to dividends or voting on major corporate matters.  Instead, the terms of the SAFE must be met in order for an investor to receive an equity stake with these kinds of rights. Also, unlike debt, SAFEs do not represent a right to interest payments or any current legal obligation by the SAFE issuer for the outstanding amount of a loan. If a SAFE issuer is dissolved or otherwise non-operative, SAFE holders typically have no rights to demand or receive any portion of any remaining assets, unlike debtholders and equity holders.

SAFEs – Specific Conversion Terms

The specific terms of our SAFEs, grouped with other SAFEs with the same conversion terms, follows immediately below.

In March 2020, the Company conducted a Regulation Crowdfunding offering in which it entered into approximately 1,063 SAFEs with investors for total gross proceeds of $625,390. These SAFEs had the following conversion terms: Upon an Equity Financing (defined for these SAFEs as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation) before the expiration or termination of these instruments, the Company must automatically issue to the SAFE investors either: (1) a number of shares of Standard Preferred Stock (defined as the shares of a series of preferred stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing) equal to the Purchase Price (defined as the aggregate amount received by the Company at any time) divided by the price per share of the Standard Preferred Stock (defined as the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing), if the pre-money valuation is less than or equal to the Valuation Cap (defined as $7,500,000); or (2) a number of shares of Safe Preferred Stock (defined as preferred stock with equal terms to the preferred stock issued to the new investors other than with respect to (i) the per-share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which must equal the Safe Price (defined as the price per share equal to the Valuation Cap divided by the Company Capitalization, which in turn was defined as all shares of capital stock (on an as-converted basis) issued and outstanding immediately prior to the Equity Financing, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) the SAFE instrument, (B) all other SAFEs, and (C) convertible promissory notes), and (ii) the basis for any dividend rights, which must be based on the Safe Price, equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap. Based on the price per share of our Series A-2 Preferred Stock of $0.17, the implied valuation of approximately $223.4 million, and the number of shares outstanding on the Effective Date of 44,236,880, the number of shares of Safe Preferred Stock that we were required to issue to comply with these SAFEs was 3,688,700. On December 16, 2021, our Chief Executive Officer exercised his powers as Designated Lead Investor to amend the conversion terms of SAFEs that were issued in exchange for proceeds of $625,390 to allow for their voluntary conversion by the Company for the amounts of shares of preferred stock that were issuable upon the occurrence of a “Qualified Equity Financing” in accordance with the original SAFE terms. The converted SAFEs were then convertible into 3,688,700 shares of Series A-2 Preferred Stock. As a result of these conversion terms, we issued 3,688,700 shares of Series A-2 Preferred Stock to these former SAFE holders.

Three SAFEs issued in September and October 2019 for $65,000 in total, including $49,000 in services and the remainder in cash, are convertible in accordance with their terms as follows: Upon a Qualified Equity Financing (defined for these SAFEs as a bona fide transaction or series of transactions with the principal purpose of raising capital of at least $1,000,000 or $2,000,000, depending on the SAFE, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation) before the expiration or termination of these instruments, the Company must automatically issue to the SAFE investors either: (1) a number of shares of Standard Preferred Stock (defined as the shares of a series of preferred stock issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Equity Financing) equal to the Purchase Price (defined as the aggregate amount received by the Company at any time) divided by the price per share of the Standard Preferred Stock (defined as the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Equity Financing), if the pre-money valuation is less than or equal to the Valuation Cap (defined as $7,000,000); or (2) a number of shares of Safe Preferred Stock (defined as preferred stock with equal terms to the preferred stock issued to the new investors other than with respect to (i) the per-share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which must equal the Safe Price (defined as the price per share equal to the Valuation Cap divided by the Company Capitalization, which in turn was defined as all shares of capital stock (on an as-converted basis) issued and outstanding on the Effective Date (i.e., the execution date of each SAFE), assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) the SAFE instrument, (B) all other SAFEs, and (C) convertible promissory notes), and (ii) the basis for any dividend rights, which must be based on the Safe Price, equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap. Based on the price per share of our Series A-3 Preferred Stock of $0.17, the implied valuation of approximately $223.4 million, and the number of shares outstanding on the Effective Date of 40,102,300, the number of shares of Safe Preferred Stock that we were required to issue to comply with these SAFEs was 658,800. As a result of these conversion terms, the number of shares of Safe Preferred Stock that we are required to issue to comply with these SAFEs is 658,800 upon its conversion.

Three SAFEs issued in June and August 2018 for $17,875 in total. These SAFEs have the following conversion terms: Upon a Qualified Equity Financing (defined for these SAFEs as a bona fide transaction or series of transactions with the principal purpose of raising capital of at least $300,000 (for the June SAFE) or $500,000 (for the August 2018 SAFEs), depending on the SAFE, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation) before the expiration or termination of these instruments, the Company is required to automatically issue to these SAFE investors either: (1) a number of shares of Standard Preferred Stock (defined as the shares of a series of preferred stock issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Equity Financing) equal to the Purchase Price (defined as the aggregate amount received by the Company at any time) divided by the price per share of the Standard Preferred Stock (defined as the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Equity Financing), if the pre-money valuation is less than or equal to the Valuation Cap (defined as $3,500,000); or (2) a number of shares of Safe Preferred Stock (defined as preferred stock with equal terms to the preferred stock issued to the new investors other than with respect to (i) the per-share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which must equal the Safe Price (defined as the price per share equal to the Valuation Cap divided by the Company Capitalization, which in turn is defined as all shares of capital stock (on an as-converted basis) issued and outstanding on the Effective Date (i.e., the execution date of each SAFE), assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) the SAFE instrument, (B) all other SAFEs, and (C) convertible promissory notes), and (ii) the basis for any dividend rights, which must be based on the Safe Price, equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap. Based on the price per share of our Series A-4 Preferred Stock of $0.09, the implied valuation of approximately $223.4 million, and the number of shares outstanding on the Effective Date of 40,000,000, the number of shares of Safe Preferred Stock that we are required to issue to comply with these SAFEs is 204,280.

One SAFE issued in September 2018 for $35,000 is convertible in accordance with its terms as follows: Upon a Qualified Equity Financing (defined for this SAFE as a bona fide transaction or series of transactions with the principal purpose of raising capital of at least $500,000, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation) before the expiration or termination of these instruments, the Company was required to automatically issue to this SAFE investor either: (1) a number of shares of Standard Preferred Stock (defined as the shares of a series of preferred stock issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Equity Financing) equal to the Purchase Price (defined as the aggregate amount received by the Company at any time) divided by the price per share of the Standard Preferred Stock (defined as the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Equity Financing), if the pre-money valuation is less than or equal to the Valuation Cap (defined as $3,500,000); or (2) a number of shares of Safe Preferred Stock (defined as preferred stock with equal terms to the preferred stock issued to the new investors other than with respect to (i) the per-share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which must equal the Safe Price (defined as the price per share equal to the Valuation Cap divided by the Company Capitalization, which in turn is defined as all shares of capital stock (on an as-converted basis) issued and outstanding on the Effective Date (i.e., the execution date of the SAFE), assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) the SAFE instrument, (B) all other SAFEs, and (C) convertible promissory notes), and (ii) the basis for any dividend rights, which must be based on the Safe Price, equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap. Based on the price per share of our Series A-5 Preferred Stock of $0.10, the implied valuation of approximately $223.4 million, and the number of shares outstanding on the Effective Date of 40,000,000, the number of shares of Safe Preferred Stock that we are required to issue to comply with this SAFE is 340,000 upon its conversion.

We issued a SAFE in August 2018 for $50,000, with the following conversion terms: Upon a Qualified Equity Financing (defined for this SAFE as a bona fide transaction or series of transactions with the principal purpose of raising capital of at least $300,000, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation) before the expiration or termination of this instrument, the Company was required to automatically issue to the SAFE investor either: (1) a number of shares of Standard Preferred Stock (defined as the shares of a series of preferred stock issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Equity Financing) equal to the Purchase Price (defined as the aggregate amount received by the Company at any time) divided by the price per share of the Standard Preferred Stock (defined as the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Equity Financing), if the pre-money valuation was less than or equal to the Valuation Cap (defined as $250,000); or (2) a number of shares of Safe Preferred Stock (defined as preferred stock with equal terms to the preferred stock issued to the new investors other than with respect to (i) the per-share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which must equal the Safe Price (defined as the price per share equal to the Valuation Cap divided by the Company Capitalization, which in turn was defined as all shares of capital stock (on an as-converted basis) issued and outstanding on the Effective Date (i.e., the execution date of the SAFE), assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) the SAFE instrument, (B) all other SAFEs, and (C) convertible promissory notes), and (ii) the basis for any dividend rights, which must be based on the Safe Price, equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap. Based on the price per share of our Series A-6 Preferred Stock of $0.01, the implied valuation of approximately $223.4 million, and the number of shares outstanding on the Effective Date of 40,000,000, the number of shares of Safe Preferred Stock that we are required to issue to comply with this SAFE is 8,000,000 upon its conversion.

Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our certificate of incorporation and bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our certificate of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law.  We are investigating acceptable directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties and intend to obtain it by the time that the Offering Statement of which this Offering Circular Offering forms a part has been qualified and this Offering is initiated.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our amended and restated certificate of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of our directors, officers or employees for whom indemnification is sought.

Transfer Agent

Colonial Stock Transfer Company, Inc., 66 Exchange Place, 1st floor, Salt Lake City, UT 84111, is the transfer agent for our Common Stock.

SELLING STOCKHOLDERS

Certain stockholders of the company intend to sell up to 3,346,922 shares of Class A Common Stock in this Offering at a price per share of $6.72 per share, plus up to 1,132,105 bonus shares, for up to $22,500,000 in gross proceeds. The selling stockholders in this Offering may make offers and sales of their shares of up to 30% of the gross proceeds from this Offering, or up to $22.5 million, whichever is less. All gross proceeds will be split between the company and the selling stockholders collectively on a 70%/30% pro rata basis.

Each selling stockholder will participate in each closing based on its pro rata portion of the Secondary Offering, which means that at each closing, a selling stockholder will sell its pro rata portion of the shares that the selling stockholders are collectively offering (as set forth in the table below). For example, if the Company holds a closing for $1 million in gross proceeds, the Company will issue shares and receive gross proceeds of $700,000 while each of the selling stockholders will receive their pro rata portion of the remaining $300,000 in gross proceeds and will transfer their shares to investors in this Offering. The selling stockholders will not offer fractional shares and the shares represented by a selling stockholder’s pro rata portion will be determined by rounding down to the nearest whole share.

One of the selling stockholders will convert their shares from Class B Common Stock into Class A Common Stock prior to participating in any closing. One of the selling stockholders will exercise options and pay for their shares before participating in any closing.

After qualification of the Offering Statement, the selling stockholders will enter into an irrevocable POA with the Company and an employee of the Company as attorney-in-fact, in which they direct the Company and either attorney-in-fact to take the actions necessary in connection with the offering and sale of their shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

The following table sets forth the names of the selling stockholders, the number of shares of Class A Common Stock that are beneficially owned as of [   ], 2021, and the number of shares of Class A Common Stock being offered by the selling stockholders.

Name	Number of Shares of Class A Common Stock Beneficially Owned Before Offering		Amount of shares of Class A Common Stock to be Offered for the Selling Stockholder’s Account(1)	Potential Bonus Shares(1)	Amount of Shares of Class A Common Stock Beneficially Owned After Offering(1)	Stockholder’s Pro Rata Portion(2)
Archil Cheishvili	27,080,000	(3)	3,182,923	1,076,632	22,820,445	95.1%
Mena Gadalla	244,438	(4)	103,755	35,095	105,588	3.1%
Giorgi Basadzishvili	785,833	(5)	59,241	20,038	706,554	1.8%
TOTAL						100%

*	Less than 1%

(1)	Assumes maximum number of shares are sold in this offering and maximum number of Bonus Shares are issued. The maximum number of Bonus Shares available is 1,131,765.
(2)	“Pro Rata Portion” represents that portion that a stockholder may sell in the offering expressed as a percentage where the numerator is the amount offered by the stockholder divided by the total number of shares offered by all selling stockholders.
(3)	Consists of Class B Common Stock owned by the selling stockholder, which will be converted into Class A Common Stock upon its sale or other transfer. See “Securities Being Offered”.
(4)	Represents all Class A Common Stock that may be purchased under options that have vested or that will vest within 60 days of the date of this Offering Circular, including payment for such shares of Common Stock prior to any closing.
(5)	Represents all restricted Class A Common Stock that has vested or that will vest within 60 days of the date of this Offering Circular.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bevilacqua PLLC.

EXPERTS

The unaudited financial statements included in this Offering Circular for the six months ended June 30, 2021 and 2020 are attached as pages FS-3 through FS-12.

The financial statements for the years ended December 31, 2020 and 2019 included in this Offering Circular have been audited by Heaton & Company, PLLC, certified public accountants, an independent registered public accounting firm, as stated in their reports appearing herein.  Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing and are attached hereto as pages F-13 through F-25.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the securities offered by this Offering Circular. This Offering Circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the securities to be sold in this Offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this Offering Circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. You may inspect our offering statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our SEC filings, including the offering statement and the exhibits filed with the offering statement, are also available from the SEC’s website at www.sec.gov, which contains reports and other information regarding issuers that file electronically with the SEC. The information on our website is not, and should not be, considered part of this Offering Circular and is not incorporated by reference into this document.

Financial Statements

GenesisAI Corporation

Table of Contents

Reviewed Financial Statements

Six Months Ending June 30, 2021 and June 30, 2020

Audited Financial Statements

Fiscal Years Ended December 31, 2021 and 2020

FINANCIAL STATEMENTS

GenesisAI Corporation

(a Delaware corporation)

Reviewed Financial Statements

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To Management and
Stockholders GenesisAI
Corporation

We have reviewed the accompanying financial statements of GenesisAI Corporation (the Company), which comprise the balance sheet as of June 30, 2021, and the related statements of operations and changes in stockholders’ equity and cash flows for the six months ended June 30, 2021, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for my (our) conclusion.

Accountant’s Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Pinnacle Accountancy Group
of Utah Farmington, Utah

November 24, 2021

GenesisAI Corporation

BALANCE SHEETS

June 30, 2021 and December 31, 2020

(Unaudited)

	Jun 30, 2021	Dec 31, 2020
ASSETS
Current Assets:
Cash & cash equivalents	800,072	178,279
Due from shareholders	67,000	67,000
Total Current Assets	867,072	245,279

Total Assets	867,072	245,279
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	53,780	190
PPP Loans	-	20,832
Total Liabilities	53,780	21,022
Stockholders’ equity:
Common stock (4,363,723 and 4,131,954 shares issued and outstanding, par value $0.0001 as of 6/30/2021 and 12/31/2020, respectively Stock subscription	436	413
	(363)	(340)
Additional paid-in capital	2,674,516	351,003
SAFE – Additional paid-in capital	843,265	843,265
Accumulated deficit	(2,704,562)	(970,084)
Total stockholders’ equity	813,292	224,257

Total liabilities and stockholders’ equity	867,072	245,279

See notes to the financial statements

GenesisAI Corporation

STATEMENTS OF OPERATIONS

(Unaudited)

	Six months ended June 30, 2021	Six months ended June 30, 2020
Revenue	-	-
Gross profit	-	-
Operating expenses:
Selling, general & administrative costs	580,380	224,147
Research & development	1,174,930	138,273
Total operating expenses	1,755,310	362,420
Total operating loss	$(1,755,310)	$(362,420)
Other Income:
PPP loan forgiveness	20,832	-
Total other income	20,832	-
Tax provision	-	-
Net income (loss)	(1,734,478)	(362,420)
Basic and diluted loss per share	$(0.41)	$(0.09)
Basic and diluted weighted average number of shares outstanding	4,247,839	4,010,230

See notes to the financial statements

GENESISAI CORPORATION

Statement of Stockholders’ Equity

Six Months Ended June 30, 2021 and June 30, 2020
(Unaudited)

	Common Stock			SAFE-			Stockholders’
	Shares	At Par	In Capital	APIC	Subscription	Deficit	Equity
Balance as of December 31, 2020	4,131,954	$413	$351,003	$843,265	$(340)	$(970,084)	$224,257
Issuance of common stock	231,769	23	1,474,796		(23)		1,474,796
Stock options			848,717				848,717
Net Income (Loss)						(1,734,478)	(1,734,478)
Balance as of June 30, 2021	4,363,723	$436	$2,674,516	$843,265	$(340)	$(2,704,562)	$813,292
Balance as of December 31, 2019	4,010,230	401	64,939	$217,875	(340)	(245,245)	37,630
Issuance of SAFEs				601,445			601,445
Net Income (Loss)						(362,420)	(362,420)
Balance as of June 30, 2020	4,010,230	$401	$64,939	$819,320	$(340)	$(607,665)	$276,655

See notes to the financial statements

GenesisAI Corporation

STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cash flows from operations
Net loss	$(1,734,478)	$(362,420)
Adjustments to reconcile net loss to net cash used in operating activities
Stock option
PPP loan forgiveness
Changed in operating assets and liabilities:	848,717	-
	(20,832)	-
Increase/Decrease in Accounts Payable	53,590	182,626
Net cash provided by Operating Activities	(853,003)	179,794

Cash flows from financing activities
Proceeds from the issuance of SAFEs	-	601,445
Proceeds from the issuance of Common Stock	1,474,796	-
Net cash provided from financing activities	1,474,796	601,445

Net increase (decrease) in cash and cash equivalents	621,793	421,651
Beginning of period - Cash	178,279	29,694
End of period - Cash	$800,072	$451,345

See notes to the financial statements

GENESISAI CORPORATION

Notes to the Unaudited Financial Statements

For the Six Months Ended June 30, 2021

NOTE 1- NATURE OF OPERATIONS

GenesisAI Corporation (“GenesisAI”, the “Company”, or “we”) was formed as a Delaware corporation on July 3, 2018. The Company’s headquarters are in Florida.

The Company develops and markets an online marketplace for artificial intelligence solutions and products.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Significant Risks and Uncertainties

The Company has a limited operating history. Its business and operations are subject to customary risks and uncertainties associated with dependence on key personnel, competition or change in consumer taste, and the need to obtain additional financing.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates.

Significant estimates include the values of services provided in exchange for issuance of stock and accrued liabilities. It is reasonably possible that changes in estimates will occur in the near term.

Cash and Cash Equivalents

The Company maintains its cash on deposit with a well-established and widely known bank, which management considers to be financially stable and credit worthy. Deposited cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	-	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	-	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	-	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the date of these financial statements. The respective carrying value of all financial instruments approximated their fair values. These financial instruments include SAFE notes (see Note 6). Fair values of these items have been determined to approximate their carrying values because the instruments have been outstanding for a very short time, and market circumstances have not changed materially since the instruments were originated.

Income Taxes

The Company applies ASC 740 “Income Taxes” (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. The Company has generated a net loss for the six month periods ending June 30, 2021 and 2020 and has recorded no current income tax provision.

Selling, General & Administrative Costs

The primary components of sales, general & administrative costs are advertising, marketing & business development costs. The Company expenses advertising costs as they are incurred.

Research & Development

The Company expenses research and development costs as they are incurred. Research and development costs consist primarily of payroll, options expense, personnel costs for engineering, research and product management, prototyping costs, and contract and professional services. For the six month periods ending June 30, 2021 and 2020, the Company had $1,174,930 and $138,273 of research and development expenses, respectively.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred

Loss per Share

The Company calculates earnings (loss) per share in accordance with ASC 260, “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share gives effect to dilutive convertible securities, options, warrants and other potential common stock outstanding during the period; only in periods in which such effect is dilutive. The dilutive effect of any potential common shares is not reflected in diluted earnings per share because the Company incurred a net loss for the six months ended June 30, 2021 and 2020 and the effect of including these potential common shares in the net loss per share calculations would be anti-dilutive.

Share-based Compensation

In accordance with ASC 718, Compensation – Stock Based Compensation, share-based compensation to employees and non-employees is recorded based on the grant date fair market value of the equity instrument issued with an expense recognized over the requisite service or vesting period.

NOTE 3 - CASH

Substantially all of the Company’s cash is held in a large, widely recognized bank which is insured by the FDIC and which management considers financially stable and reliable. Cash balance was $800,072 and $178,279 as of June 30, 2021 and December 31, 2020, respectively.

NOTE 4 - STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 10,000,000 shares of Common Stock with a par value of $0.0001 as of June 30, 2021. As of June 30, 2021, 4,363,723 shares of Common Stock were issued and outstanding. The Company issued 231,769 shares of Common Stock for total proceeds of $1,474,796 during the six months ended June 30, 2021. The Company issued no shares during the six months ended June 30, 2020

Stock Options

The Corporation adopted the 2018 Stock Incentive Plan (the “Plan”), pursuant to which the Corporation may grant incentive stock options, non-statutory stock options, and other stock awards for the purchase of an aggregate of 1,000,000 shares of Common Stock as of June 30, 2021.

On December 1, 2020, the Company granted 13,830 stock options under this plan to a consultant. The stock options had an exercise price of $3.11 and will expire after 10 years. The stock options vest over a four year period with 25% vesting and becoming exercisable on the one year anniversary of the grant date and the remaining stock options vesting at a rate of 1/36 on a monthly basis over the remaining three years.

On May 29, 2021, the Company granted 35,553 stock options under the Plan. The stock options had an exercise price of $11.06 and will expire after ten years. The stock options vest over a three-year period with 12,923 of the stock options becoming exercisable immediately, the remaining stock options will vest and become exercisable at a rate of 1/36 on a monthly basis over the three term of the award as long as employment has not ceased.

On June 2, 2021, the Company granted 67,699 stock options under the Plan. The stock options had an exercise price of $11.06 and will expire after ten years. The 67,699 stock options vested immediately upon issuance.

The fair value of options granted for the six months ended June 30, 2021 was estimated on the date of grant using the Black-Scholes-Merton Model that uses assumptions noted in the following table.

2021
Expected term (in years)	10
Expected stock price volatility	117.7 to 118.1%
Risk-free interest rate	1.58 to 1.59%
Expected dividend yield	0

During the six months ended June 30, 2021, the Company recorded a total of $848,717 in stock option expense related to the issuance and vesting of the stock options. The total remaining unrecognized stock option expense is $261,478.

Stock option transactions are as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
	Shares	Price	Term
Outstanding at January 1, 2021	13,830	$3.11	10 yrs
Granted	103,252	11.06	10 yrs
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at June 30, 2021	117,082	$10.12	9.9 yrs

NOTE 5 - GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operations in 2018 and has incurred losses since Inception through June 30, 2021. Since Inception, the Company has relied on securing shareholder investments and contributions from the founders. As of June 30, 2021, the Company had limited working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations with additional funding and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 6 – PPP LOAN

On May 21, 2020, the Company received a Paycheck Protection Program loan of $20,832 bearing interest of 1%. Principal and interest must be repaid on a monthly basis for the 2-year term of the loan. On April 26, 2021, the full amount of the loan was forgiven. The forgiveness has been recorded as other income.

NOTE 7 - INCOME TAXES

The Company follows the provisions of ASC 740, “Income Taxes.” This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred tax assets and the valuation account are as follows:

	June 30, 2021	December 31, 2020
Deferred tax assets:
NOL carryover	$394,102	203,718
Valuation allowance	(394,102)	(203,718)
Net deferred tax asset	$-	-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 21% to pretax income from continuing operations for the period ended June 30, 2021.

The components of income tax expense for the six months ended June 2021 and 2020 are as follows:

	June 30, 2021	June 30, 2020

Book loss	$364,240	76,108
Stock option expense	(178,231)	-
Gain on forgiveness of PPP loan	4,375	-
Change in NOL valuation allowance	(190,384)	(76,108)
	$-	-

The Company currently has no issues creating timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty of the utilization of net operating loss carry forwards, a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate. A provision for income taxes has not been made due to net operating loss carry-forwards of $1,876,676 as of June 30, 2021, respectively, which may be offset against future taxable income. No tax benefit has been reported in the financial statements.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of June 30, 2021, the Company had no accrued interest or penalties related to uncertain tax positions.

All tax years since inception remain subject to examination by major taxing jurisdictions.

NOTE 8 - SUBSEQUENT EVENTS

In September 2021, the Company filed Amended and Restated Certificate of Incorporation, which, among other things, (a) authorizes 227,000,000 shares of Common Stock, $0.0001 par value per share, of which, (i) 195,000,000 shares shall be designated “Class A Common Stock,” $0.0001 par value per share, and (ii) 32,000,000 shares shall be designated as “Class B Common Stock,” $0.0001 par value per share, (b) authorize 50,000,000 shares of Preferred Stock, $0.0001 par value per share, and (c) effectuate a ten-for-one (10-for-1) forward split of the Company’s Common Stock. GenesisAI’s president was entitled to an annual bonus in the amount of $70,000 under his employment agreement with the Company. He agreed to waive his bonus as partial consideration for the cancellation and exchange of all of his Class A Common Stock for the same number of shares of Class B Common Stock. Every other stockholder was granted Class A common stock.

The Company granted a total of 207,732 stock options (pre-stock split amount) to two employee, 2 advisors, and 2 board members for services provided.

Since June 30th, 2021, the Company issued 83,965 (pre-split stock amount) to investors.

FINANCIAL STATEMENTS

GenesisAI Corporation

(a Delaware corporation)

Audited Financial Statements

Years Ending December 31, 2020 and 2019

REPORT OF INDEPENDENT AUDITOR

To the Board of Directors and Stockholders

GenesisAI Corporation

Opinion

We have audited the accompanying financial statements of GenesisAI Corporation (the Company) which comprise the balance sheets as of December 31, 2020, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The financial statements of the Company as of December 31, 2019, were audited by other auditors whose report dated May 20, 2020, expressed an unqualified opinion on those statements.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered a loss from operations, has a working capital deficit, has used cash in operations, and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Heaton & Company, PLLC

Heaton & Company, PLLC
Farmington, Utah

April 30, 2021

GENESISAI CORPORATION

Financial Statements For

the Fiscal Years Ended

December 31, 2020 and December 31, 2019

Balance Sheets

	Dec 31, 2020	Dec 31, 2019
ASSETS

Current Assets:	$178,279	$29,694

Cash & cash equivalents	67,000	-
Due from shareholders
Accounts receivable	-	15,500
Total Current Assets	245,279	45,194

Total Assets	$245,279	$45,194
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:	$-	$5,000
Accounts payable	190	2,564
Payroll tax payables	20,832	-
PPP Loan
Total Liabilities	21,022	7,564

Stockholders’ equity:

Common stock (4,131,954 and 4,010,230 shares issued and outstanding @ $0.0001 as of 12/31/2020 and 12/31/2019, respectively)	413	401
Stockholder subscription	(340)	(340)
Additional paid-in capital	351,003	64,939
SAFE - Additional paid-in capital Accumulated	843,265	217,875
deficit	(970,084)	(245,245)
Total stockholders’ equity	224,257	37,630

Total liabilities and stockholders’ equity	245,279	45,194

See independent accountant’s audit report and notes to the financial statements.

GENESISAI CORPORATION

Financial Statements For the Fiscal Years Ended December 31, 2020 and December 31, 2019

Income Statement

	2020	2019

Revenue	$-	$-

Expenses:
Marketing & advertising	326,787
Contractors	57,220	-
Payroll, incl. all payroll taxes	195,351	143,950
Accounting & legal fees	62,445	8,360
Software & services	23,975	882
Business travel expenses	38,338	8,745
Business meals	6,188	2,839
Business entertainment	-	2,000
Local/ ground business related transportation costs	6,700	4,000
Professional associations/ business education	5,177	182
Supplies	-	3,074
Bank fees	759	395
Other	1,899	9,027
Total Operating expenses	724,839	183,454
Total Operating Loss	$(724,839)	$(183,454)
Tax provision
Net income (loss)	$(724,839)	$(183,454)

BASIC AND DILUTED LOSS PER SHARE	$(0.18)	$(0.05)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	4,071,025	3,807,349

See independent accountant’s audit report and notes to the financial statements.

GENESISAI CORPORATION

Financial Statements For the Fiscal Years Ended December 31, 2020 and December 31, 2019

Statements of Stockholders’ Equity

			Additional				Total
	Common Stock		Paid- In		Shareholder	Accumulated	Stockholders’
	Shares	At Par	Capital	SAFE-APIC	Subscription	Deficit	Equity

Balance as of December 31, 2018	3,400,000	$340	$	$102,875	$(340)	$(61,790)	$41,085
Issuance of common stock	610,230	61	64,939				65,000
SAFE issuance				115,000			115,000
Net Income (Loss)						(183,454)	(183,454)
Balance as of December 31, 2019	4,010,230	$401	$64,939	$217,875	$(340)	$(245,245)	$37,630
Issuance of common stock	121,724	12	286,064				286,076
SAFE issuance				625,390			625,390
Net Income (Loss)						(724,839)	(724,839)
Balance as of December 31, 2020	4,131,954	$413	$351,015	$843,265	$(340)	$(970,084)	$224,257

See independent accountant’s audit report and notes to the financial statements.

GENESISAI CORPORATION

Financial Statements For the Fiscal Years Ended December 31, 2020 and December 31, 2019

Statements of Cash Flows

	2020	2019
Cash flows from operations
Net loss	$(724,839)	$(183,454)
Adjustments to reconcile net loss to net cash used in operating activities
(Increase)/Decrease in Accounts Receivable	15,500	(15,500)
Increase/Decrease in Shareholder Loans	(67,000)	-
Increase/(Decrease) in Accounts Payable	(5,000)	(24,417)
Increase/(Decrease) in tax payable	(2,373)	2,564
Net cash provided by Operating Activities	$(726,266)	(220,807)
Cash flows from financing activities
Proceeds from the issuance of SAFEs	625,390	115,000
Proceeds from the issuance of Common Stock	286,076	65,000
Proceeds from financing activities	20,832	-
Net cash provided from financing activities	932,298	180,000
Net increase (decrease) in cash and cash equivalents	148,585	(40,807)
Beginning of year -	29,694	70,501
Cash End of year - Cash	$178,279	$29,694

SUPPLEMENTAL DISCLOSURES:

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See independent accountant’s audit report and notes to the financial statements.

GENESISAI CORPORATION

Financial Statements For the Fiscal Years Ended December 31, 2020 and December 31, 2019

NOTES TO FINANCIAL STATEMENTS

NOTE 1- NATURE OF OPERATIONS

GenesisAI Corporation (“GenesisAI”, the “Company”, or “we”) was formed as a Delaware corporation on July 3, 2018. The Company’s headquarters are in Massachusetts.

The Company develops and markets an online marketplace for artificial intelligence solutions and products.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Significant Risks and Uncertainties

The Company has a limited operating history. Its business and operations are subject to customary risks and uncertainties associated with dependence on key personnel, competition or change in consumer taste, and the need to obtain additionalfinancing.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates.

Significant estimates include the values of services provided in exchange for issuance of stock and accrued liabilities. It is reasonably possible that changes in estimates will occur in the near term.

Cash and Cash Equivalents

The Company maintains its cash on deposit with a well-established and widely known bank, which management considers to be financially stable and credit worthy. Deposited cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available

Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the date of these financial statements. The respective carrying value of all financial instruments approximated their fair values. These financial instruments include SAFE notes (see Note 6). Fair values of these items have been determined to approximate their carrying values because the instruments have been outstanding for a very short time, and market circumstances have not changed materially since the instruments were originated.

Income Taxes

The Company applies ASC 740 “Income Taxes” (“ASC 740” ). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. The Company has generated a net loss for the years ending December 31, 2019 and December 31, 2020 and has recorded no current income tax provision.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred

Loss per Share

The Company calculates earnings (loss) per share in accordance with ASC 260, “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share gives effect to dilutive convertible securities, options, warrants and other potential common stock outstanding during the period; only in periods in which such effect is dilutive.

NOTE 3-CASH

Substantially all of the Company’s cash is held in a large, widely recognized bank which is insured by the FDIC and which management considers financially stable and reliable. Cash balance was $29,694 and $178,279 as of December 31, 2019 and December 31, 2020, respectively.

NOTE 4 - ACCOUNTS RECEIVABLE

As of December 31, 2020 and 2019, the Company had accounts receivable of $0 and $15,500, respectively. Accounts receivables as of December 31, 2019 consisted of overpaid payroll. The Company hired Palatine Analytics Corporation, of which is run by one of the founders of GenesisAI, for CEO services through November 2019. The CEO services agreement commenced on May 31, 2018 for $80,000 per year, for which a monthly accrual is booked for the contract liability less payments made during the year, and is valid for 1 year. As of December 31, 2019, the Company had overpaid Palatine Analytics Corporation by $15,500 and the amount was reimbursed during the year ended December 31, 2020.

NOTE 5 - ACCOUNTS PAYABLE

Accrued liabilities as of December 31, 2019 consisted of outstanding payroll due to contractors for $5,000 and payroll tax payables of $2,564. The outstanding liabilities as of December 31, 2020 consisted of payroll tax liabilities in the amount of $191.

NOTE 6 - STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 10,000,000 shares of Common Stock with a par value of $0.0001. As of December 31, 2019 and December 31, 2020 respectively, 4,010,230 and 4,131,954 shares of Common Stock were issued and outstanding.

In 2019, the Company sold 610,230 shares of common stock for cash proceeds of $65,000.

In 2020, the Company sold 121,724 share of common stock for cash proceeds of $286,076.

Stock Options

The Corporation adopted the 2018 Stock Incentive Plan (the “Plan”), pursuant to which the Corporation may grant incentive stock options, non-statutory stock options, and other stock awards for the purchase of an aggregate of 1,000,000 shares of Common Stock.

On December 1, 2020, the Company granted 13,830 stock options under this plan to a consultant. The stock options had an exercise price of $3.11 and will expire after 10 years. The stock options vest over a four year period with 25% vesting and becoming exercisable on the one year anniversary of the grant date and the remaining stock options vesting at a rate of 1/36 on a monthly basis over the remaining three years.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term

Outstanding at January 1, 2019	-	$-	-
SAFEs - Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31,2019	-	$-	-
Granted	13,830	$3.11	10 yrs
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2020	13,830	$3.11	10 yrs

Additional Paid-In Capital

Since inception, the Company has raised $843,265 in exchange for several Simple Agreements for Future Equity (collectively, the “SAFEs”). Upon a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed pre-money valuation (an “Equity Financing”). If there is a Qualified Equity Financing (defined as more than $500,000 worth of shares being purchased) before the expiration or termination of this instrument, the Company will automatically issue to the Investor either: (1) a number of shares of Standard Preferred Stock equal to the Purchase Price divided by the price per share of the Standard Preferred Stock, if the pre-money valuation is less than or equal to the Valuation Cap; or (2) a number of shares of Safe Preferred Stock equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap (defined as $3,500,000).

The Crowdfunding Offering began in early 2020 and successfully met its initial minimum raise, totaling $625,390 in funds raised. The Company has raised cash in exchange for Simple Agreements for Future Equity (“SAFE”). Upon a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed pre-money valuation (an “Equity Financing”), the SAFE will convert into a number of shares of Safe Preferred Stock equal to $625,390. If there is an Equity Financing (defined as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation) before the expiration or termination of this instrument, the Company will automatically issue to the Investor either: (1) a number of shares of Standard Preferred Stock equal to the Purchase Price divided by the price per share of the Standard Preferred Stock, if the pre-money valuation is less than or equal to the Valuation Cap; or (2) a number of shares of Safe Preferred Stock equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap (defined as $7,500,000). The Crowdfunded Offering was made through WeFunder Portal LLC (the “Intermediary” aka “WeFunder”). The Intermediary is entitled to receive a 7.5% commission fee.

An amount of $15,250 of the outstanding SAFEs from 2019 will convert upon the following terms: If there is a Qualified Equity Financing (defined as more than $300,000 worth of shares being purchased) before the expiration or termination of this instrument, the Company will automatically issue to the Investor either: (1) a number of shares of Standard Preferred Stock equal to the Purchase Price divided by the price per share of the Standard Preferred Stock, if the pre-money valuation is less than or equal to the Valuation Cap; or (2) a number of shares of Safe Preferred Stock equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap (defined as $3,500,000).

An amount of $50,000 of the outstanding SAFEs from 2019 will convert upon the following terms: If there is a Qualified Equity Financing (defined as more than $300,000 worth of shares being purchased) before the expiration or termination of this instrument, the Company will automatically issue to the Investor either: (1) a number of shares of Standard Preferred Stock equal to the Purchase Price divided by the price per share of the Standard Preferred Stock, if the pre-money valuation is less than or equal to the Valuation Cap; or (2) a number of shares of Safe Preferred Stock equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap (defined as $250,000).

In 2019, the Company raised an additional $66,000 cash in exchange for several Simple Agreements for Future Equity (collectively, the “2019 SAFEs”) that were worth $115,000; $49,000 of the SAFEs were issued in exchange for advisory services instead of cash. Upon a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed pre-money valuation (an “Equity Financing”), an amount of $115,000 of the outstanding SAFEs will convert into a number of shares of Safe Preferred Stock equal to $115,000. If there is a Qualified Equity Financing (defined as $1,000,000 for $40,000 of the 2019 SAFEs; $1,200,000 for $25,000 of the 2019 SAFEs, $2,000,000 for $50,000 of the 2019 SAFEs worth of shares being purchased) before the expiration or termination of this instrument, the Company will automatically issue to the Investor either : (1) a number of shares of Standard Preferred Stock equal to the Purchase Price divided by the price per share of the Standard Preferred Stock, if the pre-money valuation is less than or equal to the Valuation Cap; or (2) a number of shares of Safe Preferred Stock equal to the Purchase Price divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap (defined as $7,000,000).

NOTE 7 - GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operations in 2018 and incurred a loss for the period from Inception through December 31, 2020. Since Inception, the Company has relied on securing shareholder investments and contributions from the founders. As of December 31, 2020, the Company had limited working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations with additional funding and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 8 – DUE FROM SHAREHOLDER

The Company made an overpayment to its CEO Archil Cheishvili of $67,000 in 2020, and both parties did not have knowledge of such overpayment until on or around April 2, 2021, the date of the promissory note, and wished to rectify such overpayment in accordance with the terms of the promissory note in which Archil will return $67,000 with an annual interest rate of 2%

NOTE 9 – PPP LOAN

On May 21, 2020, the Company received a Paycheck Protection Program loan of $20,832 bearing interest of 1%. Principal and interest must be repaid on a monthly basis for the 2-year term of the loan. On April 26th, 2021, the full amount of loan was forgiven.

NOTE 10 - INCOME TAXES

The Company follows the provisions of ASC 740, “Income Taxes.” This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred tax assets and the valuation account are as follows:

	2020	2019
Deferred tax assets:
NOL carryover	$203,718	$51,501
Valuation allowance	(203,718)	(51,501)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 21% to pretax income from continuing operations for the years ended December 31, 2020 and 2019.

The components of income tax expense are as follows:

	2020	2019
Book loss	$(152,217)	$(38,525)
Change in NOL valuation allowance	152,217	38,525
	$-	$-

The Company currently has no issues creating timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty of the utilization of net operating loss carry forwards, a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate. A provision for income taxes has not been made due to net operating loss carry- forwards of $970,084 and $245,245 as of December 31, 2020 and 2019, respectively, which may be offset against future taxable income. No tax benefit has been reported in the financial statements.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of December 31, 2020, and 2019, the Company had no accrued interest or penalties related to uncertain tax positions.

All tax years since inception remain subject to examination by major taxing jurisdictions.

NOTE 11 - SUBSEQUENT EVENTS

Completed Crowdfunded Offering

Subsequent to December 31, 2020, the Company has raised an additional $936,414 through Reg CF and Reg D equity crowdfunding campaign. The offering was finalized on March 23rd, 2021. On April 7th, the Company launched another Reg CF campaign on Netcapital and as of April, 2021 has raised approximately $500,000 at a fixed pre- money valuation of $49 million.

Management’s Evaluation

Management has evaluated subsequent events through April 30, 2021, the date these financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements, other than those disclosed above.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1	Broker-Dealer Agreement, dated as of October 28, 2021, between GenesisAI Corporation and Dalmore Group, LLC
2.1	Amended and Restated Certificate of Incorporation of GenesisAI Corporation
2.2	Certificate of Designations of Series A Preferred Stock of GenesisAI Corporation
2.3	Bylaws of GenesisAI Corporation
3.1	Form of Irrevocable Power of Attorney
4.1	Form of Subscription Agreement for Class A Common Stock
6.1	Employment Agreement, dated April 6, 2021, between GenesisAI Corporation and Archil Cheishvili
6.2	Amendment to Employment Agreement, dated May 24, 2021, between GenesisAI Corporation and Archil Cheishvili
6.3	Form of Independent Director Agreement between GenesisAI Corporation and each independent director
6.4	Form of Indemnification Agreement between GenesisAI Corporation and each independent director
8.1	[Escrow Services Agreement]
10.1	Power of Attorney (included on the signature page of this Offering Statement)
11.1	Consent of Heaton & Company, PLLC (dba Pinnacle Accountancy Group of Utah)
11.2	Consent of Bevilacqua PLLC (included in Exhibit 12.1)
12.1	Opinion of Bevilacqua PLLC
15.1	2018 Stock Incentive Plan of GenesisAI Corporation
15.2	Amendment No. 1 to 2018 Stock Incentive Plan of GenesisAI Corporation
15.3	Form of Stock Option Agreement (2018 Stock Incentive Plan of GenesisAI Corporation, as amended)
15.4	Form of Restricted Stock Award Agreement (2018 Stock Incentive Plan of GenesisAI Corporation, as amended)
99.1	GenesisAI Community Program

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on [   ], 2021.

GenesisAI Corporation

By:
Archil Cheishvili
President, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Sole Director

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

	President, Chief Executive Officer, Principal Financial Officer,	[ ], 2021
Archil Cheishvili	Principal Accounting Officer, and Director

	Director	[ ], 2021
Shota Shanidze

	Director	[ ], 2021
Levan Silagadze